Exhibit 2.1

SUBSCRIPTION AND CONTRIBUTION AGREEMENT
by and among
RMX RESOURCES, LLC,
as the Company,
and
CIC RMX LP,
ROYALE ENERGY, INC.,
ROYALE ENERGY FUNDS, INC.,
and
MATRIX OIL MANAGEMENT CORPORATION,
as the Purchasers
April 4, 2018

i

ii

EXHIBITS AND SCHEDULES
Exhibit A-1	Form of Sunny Frog Special Warranty Deeds
Exhibit A-2	Form of Contributed Assets Special Warranty Deeds
Exhibit B-1	Current Oil and Gas Interests
Exhibit B-2	Joint Operating, Area of Mutual Interest and Farmin Agreements
Exhibit B-3	Seismic Data, Licenses and Access Rights
Exhibit B-4	Assumed Contracts
Exhibit B-5	Other Properties, Assets, Rights, Interests and Entitlements
Exhibit B-6	Surface Rights
Exhibit B-7	Pipelines
Exhibit B-8	Excluded Assets
Exhibit C	Form of Joint Operating Agreement
Exhibit D	Form of Management Services Agreement
Exhibit E	Form of Warrant
Exhibit F	Form of Registration Rights Agreement

Schedule 2.1(a)	Subject Areas
Schedule 4.3	Conflicts and Consents
Schedule 4.7	Leases and Contracts
Schedule 4.12	Properties and Assets Disclosures
Schedule 4.17	Daily Production Report
Schedule 4.22	Matrix Oil Common Stock; Properties of Matrix Oil
Schedule 4.23	Sunny Frog Purchase Agreement
Schedule 9.1	Permitted Encumbrances
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SUBSCRIPTION AND CONTRIBUTION AGREEMENT
This SUBSCRIPTION AND CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of April 4, 2018 by and among RMX RESOURCES, LLC, a Texas limited liability company (the “Company”), ROYALE ENERGY, INC. (f/k/a ROYALE ENERGY HOLDINGS, INC.), a Delaware corporation (“Parent”), ROYALE ENERGY FUNDS, INC. (f/k/a ROYALE ENERGY, INC.), a California corporation (“Royale”), MATRIX OIL MANAGEMENT CORPORATION, a California corporation (“Matrix Management” and, together with Parent and Royale, the “Royale Parties”), and CIC RMX LP, a Delaware limited partnership (“CIC”).  The Royale Parties and CIC are sometimes referred to individually as a “Purchaser” and collectively as the “Purchasers”.
W I T N E S S E T H:
WHEREAS, the Company has been formed as a Texas limited liability company through the filing of its certificate of formation (the “Certificate of Formation”) in the office of the Secretary of State of the State of Texas;
WHEREAS, the Royale Parties and CIC desire to be admitted as Members (as defined in the Company Agreement) of the Company and, in connection therewith, (i) the Royale Parties are willing to contribute the Contributed Assets to the Company and (ii) CIC is willing to contribute certain amounts in cash to the Company;
WHEREAS, the Company is willing (i) to acquire and accept the Contributed Assets from the Royale Parties and assume certain obligations of the Royale Parties relating thereto and (ii) to accept the contribution of certain amounts in cash from CIC;
WHEREAS, in consideration of the contributions to be made by the Purchasers as described above, the Company is willing to issue to the Purchasers certain limited liability company interests in the Company and cause the Purchasers to be admitted as Members of the Company, upon the terms and subject to the conditions set forth herein and in the Limited Liability Company Agreement of RMX Resources, LLC, to be entered into on the Closing Date by and among the Purchasers, the Class C Members and the managers of the Company (the “Company Agreement”); and
WHEREAS, capitalized terms used herein without definition have the respective meanings assigned to such terms in Article IX;
NOW, THEREFORE, in consideration of the premises, the terms and conditions contained herein, the mutual benefits to be gained from the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
 PURCHASE AND SALE OF THE SECURITIES
SECTION 1.1.          Purchase and Sale.  In accordance with and subject to the terms and conditions set forth herein, at the Closings, the Company shall issue and sell to the Royale Parties and CIC, and the Royale Parties and CIC shall severally purchase from the Company, the Securities.
SECTION 1.2.          Closings.
(a)          Subject to the terms and conditions of this Agreement, the consummation of the assignment and transfer of the Sunny Frog Agreement and the purchase and sale of the First Closing Securities (the “First Closing”) shall take place at the offices of Jackson Walker L.L.P., 2323 Ross Ave., Suite 600, Dallas, Texas 75201, at 9:00 a.m., Dallas, Texas time, on the date hereof, or at such other place and at such other time and date as the parties shall mutually agree (the “First Closing Date”).
(b)          At the First Closing, (i) the Company shall issue and sell to each Purchaser, in consideration of the amount described in Section 1.3(b), the First Closing Securities set forth opposite the name of such Purchaser in Exhibit A to the Company Agreement; (ii) the Purchasers shall execute and deliver the Company Agreement; and (iii) the Company, CIC and the Royale Parties shall make the deliveries described in Section 1.4.
(c)          Subject to the terms and conditions of this Agreement, including the satisfaction or waiver of the conditions (other than conditions which, by their nature, are to be satisfied on the Second Closing Date (as defined below)) set forth in Article VI, the consummation of the assignment, conveyance, sale and transfer of the Contributed Assets, the purchase and sale of the Second Closing Securities and the other transactions contemplated by this Agreement (the “Second Closing”) shall take place at the offices of Jackson Walker L.L.P., 2323 Ross Ave., Suite 600, Dallas, Texas 75201, at 9:00 a.m., Dallas, Texas time, on the date that the conditions to the Second Closing set forth in Article VI shall have been satisfied or waived, or at such other place and at such other time and date as the parties shall mutually agree (the “Second Closing Date”).
(d)          At the Second Closing, (i) the Company shall issue and sell to each Purchaser, in consideration of the amount described in Section 1.3(d), the Second Closing Securities set forth opposite the name of such Purchaser in Exhibit A to the Company Agreement; and (ii) the Company, CIC and the Royale Parties shall make the deliveries described in Section 1.5.
(e)          In the sole discretion of CIC, the First Closing and the Second Closing may occur simultaneously.
SECTION 1.3.          Closing Payments.  The consideration for the Securities to be paid by the Purchasers at the Closings shall be as follows:
(a)          At the First Closing, the Royale Parties shall sell, convey, assign and transfer the Sunny Frog Agreement to the Company.

(b)          At the First Closing, CIC shall pay to the Company $15,000,000 in cash by wire transfer of immediately available funds (to such account as shall have been designated by the Company at least 24 hours prior to the First Closing Date) which payment shall be treated as a Capital Contribution to the Company pursuant to the Company Agreement and the Company shall consummate the transactions contemplated by the Sunny Frog Purchase Agreement.
(c)          At the Second Closing, the Royale Parties shall contribute the Contributed Assets to the Company in accordance with Article II (which Contributed Assets have an agreed upon value equal to the Purchase Price) and the Company shall pay the Adjusted Purchase Price to the Royale Parties..
(d)          At the Second Closing, CIC shall pay (i) to the Company the Adjusted Purchase Price in cash by wire transfer of immediately available funds (to such account as shall have been designated by the Company at least 24 hours prior to the Second Closing Date), which payment shall be treated as a Capital Contribution to the Company pursuant to the Company Agreement and (ii) to the Royale Parties $10.00 in cash by wire transfer of immediately available funds (to such account as shall have been designated by the Royale Parties at least 24 hours prior to the Second Closing Date) in consideration of the issuance of the Warrant.
SECTION 1.4.          First Closing Deliveries
(a)          At the First Closing, the Royale Parties shall deliver, or cause Sunny Frog to deliver, to the Company each of the following documents:
(i) a counterpart of the Sunny Frog Assignment duly executed by Royale and Sunny Frog;
(ii) duly executed Deeds of Conveyance and Assignment and Bill of Sale in the form attached as Exhibit A-1 hereto (the “Sunny Frog Special Warranty Deeds”) and such other assignments, general conveyances, endorsements, bills of sale and other good and sufficient instruments of conveyance, transfer, assignment or contribution and such other documents, certificates, filings or other agreements necessary to transfer all of Sunny Frog’s title to the Purchased Interests (as defined in the Sunny Frog Purchase Agreement) to the Company; and
(iii) such other documents as may be called for under this Agreement, the Sunny Frog Purchase Agreement or as the Company shall reasonably request.
(b)          At the First Closing, the Company shall deliver to the Royale Parties each of the following documents:
(i) a duly executed counterpart of the Sunny Frog Assignment; and
(ii) such other documents, certificates, filings or other agreements as may be called for under this Agreement or as the Royale Parties shall reasonably request.
(c)          At the First Closing, the Royale Parties shall deliver to CIC each of the following documents:

(i) a duly executed counterpart of the Sunny Frog Assignment;
(ii) counterparts of the Company Agreement duly executed by the Royale Parties and the Class C Members; and
(iii) such other documents, certificates, filings or other agreements as may be called for under this Agreement or as the CIC shall reasonably request
(d)          At the First Closing, CIC shall deliver to the Royale Parties shall deliver to the Royale Parties each of the following documents:
(i)  a duly executed counterpart of the Company Agreement; and
(ii) such other documents, certificates, filings or other agreements as may be called for under this Agreement or as the Royale Parties shall reasonably request
SECTION 1.5.          Second Closing Deliveries.
(a)          At the Second Closing, the Royale Parties shall deliver to the Company each of the following documents:
(i) duly executed Special Warranty Deeds in the form attached as Exhibit A-2 hereto (the “Contributed Assets Special Warranty Deeds”) and such other assignments, general conveyances, endorsements, bills of sale and other good and sufficient instruments of conveyance, transfer, assignment or contribution and such other documents, certificates, filings or other agreements necessary to transfer all of the Royale Parties’ title to the Contributed Assets to the Company;
(ii) such other documents as may be called for under this Agreement or as the Company shall reasonably request in connection with the consummation of the transactions contemplated by this Agreement, including, but not limited to, copies of any Consents obtained by the Royale Parties in connection with the performance of its obligations under this Agreement;
(iii) a counterpart of the JOA duly executed by the Royale Parties;
(iv) a counterpart of the MSA duly executed by Royale;
(v) original certificates representing all of the issued and outstanding shares of Matrix Oil Common Stock, accompanied by stock powers duly executed in blank;
(vi) the Second Closing Balance Sheet; and
(vii) a duly executed counterpart of the Well Participation Agreement.
(b)          At the Second Closing, the Company shall deliver to the Royale Parties each of the following documents:

(i) duly executed instruments of assumption of the Assumed Liabilities;
(ii) such other documents, certificates, filings or other agreements as may be called for under this Agreement or as the Royale Parties shall reasonably request in connection with the consummation of the transactions contemplated by this Agreement;
(iii) a duly executed counterpart of the JOA;
(iv) a duly executed counterpart of the MSA; and
(v) a duly executed counterpart of the Well Participation Agreement.
(c)          At the Second Closing, the Royale Parties shall deliver to CIC the following documents:
(i) a duly executed counterpart of the Registration Rights Agreement duly executed by Parent;
(ii) the Warrant duly executed by Parent; and
(iii) an opinion from Strasburger & Price, LLP, Royale’s counsel, dated as of the Second Closing Date, in form and substance reasonably acceptable to CIC and addressing such legal matters as CIC may reasonably request.
(d)          At the Second Closing, CIC shall deliver to the Royale Parties a duly executed counterpart of the Registration Rights Agreement.
SECTION 1.6.          Use of Proceeds.  At the First Closing, the Company shall use the cash proceeds received by it from the issuance and sale of the First Closing Securities for the purchase of the Purchased Interests as contemplated by the Sunny Frog Purchase Agreement.  At the Second Closing, the Company shall use the cash proceeds received by it from the issuance and sale of the Second Closing Securities and any funds borrowed on the Second Closing Date pursuant to the Legacy Credit Agreement, subject to adjustment as provided in Section 2.4 and Section 2.8, for (i) the payment of all Indebtedness pursuant to Matrix Management’s credit facility with Arena Limited SPV, LLC (“Arena”); (ii) the purchase of the assignment, transfer and conveyance of the Arena ORI to the Company; (iii) to the extent not paid by the Royale Parties pursuant to the terms and provisions of the Company Agreement, the reimbursement of all fees and expenses incurred by CIC in connection with the negotiation and preparation of this Agreement, the Transaction Agreements and all other agreements and documents ancillary thereto and the transactions contemplated hereby and thereby; (iv) an amount equal to the Target Liabilities; and (v) the payment to the Royale Parties an amount equal to (A) $20.0 million minus (B) the sum of the amounts payable pursuant to the immediately preceding subsections (i)-(iv). The amount paid to the Royale Parties pursuant to subsection (v) in the preceding sentence shall be referred to in this Agreement as the “Purchase Price.” Nothing in this Section 1.6 shall require the Company to borrow any amounts.  The transactions to be consummated at the Second Closing will be treated for U.S. tax purposes as a part sale-part contribution of the Contributed

Assets to the Company in accordance with the disguised sale rules under the Department of Treasury regulations promulgated under Section 707 of the Internal Revenue Code of 1986, as amended. Except as expressly permitted under the terms of this Agreement, the Company Agreement, the JOA or the MSA, in no event shall any of the cash proceeds received from the issuance and sale of the Securities be used to make any distributions or other payments to the Members or any other holders of the Equity Securities of the Company or its Affiliates.
ARTICLE II
 CONTRIBUTION
SECTION 2.1.          Contribution of Properties; Transfer of Stock.  At the Second Closing, the Royale Parties shall contribute, transfer, assign and deliver to the Company, and the Company shall acquire and accept from the Royale Parties, all of the following properties, assets, rights, interests and entitlements, other than the Excluded Assets (as defined below) (collectively, the “Contributed Assets”):
(a)          The following properties, assets, rights, interests and entitlements owned or held by the Royale Parties as of the Second Closing Date related to or used or available for use in connection with the operations conducted or proposed to be conducted by the Royale Parties in the geographic area (the “Subject Areas”) specified in Schedule 2.1(a) hereto:
(i) all Oil and Gas Interests owned or held by the Royale Parties as of the Second Closing Date in the Subject Areas (together with all Related Property and Records associated therewith), including, but not limited to,
(A) the Leases identified in Exhibit B-1 (which exhibit sets forth, for each Lease, the identifying number of such Lease, the date such Lease was entered into, the scheduled expiration date of such Lease, the recording information for such Lease, the number of Net Acres covered by such Lease, the minimum Net Revenue Interest and the maximum Working Interest of the applicable Royale Party and the agreed value of such Lease for purposes of this Agreement and the Company Agreement);
(B) the rights and interests under the joint operating agreements, area of mutual interest agreements and farmin agreements identified in Exhibit B-2;
(ii) the seismic data, licenses and access rights, if any, described in Exhibit B-3;
(b)          the contracts, if any, described in Exhibit B‑4 (the “Assumed Contracts”);
(c)          all other properties, assets, rights, interests and entitlements, if any, described in Exhibit B-5;
(d)          surface interests described in Exhibit B-6 (the “Surface Rights”); and
(e)          The Sansinena Pipeline and Facilities described in Exhibit B-7.

The Company and the Royale Parties agree that the Oil and Gas Interests listed in Exhibit B-1 through Exhibit B-7 shall be contributed by the Royale Parties to the Company at the agreed value as set forth in such exhibits.
(f)          All of the issued and outstanding shares of the Matrix Oil Common Stock and all of the assets of Matrix Oil, tangible and intangible, wherever located other than any assets included in the Excluded Assets. Without limiting the generality of the foregoing, the assets of Matrix Oil and the term “Contributed Assets” include, without limitation, equipment, fixtures, furniture, inventory, supplies, work in process, customer accounts, accounts receivable and other rights to payment, bank accounts, deposits, prepaid expenses, contracts, contract rights, lease rights, insurance rights, bonding rights, Licenses and Permits, documents, customer lists, licenses, trade and corporate names, business records, goodwill and other general intangibles including, without limitation, patents, patents pending, trademarks, service marks, copyrights, trade secrets, know-how and any and all intellectual property, telephone numbers, websites and any other assets utilized by Matrix Oil in its business.
(g)          The Contributed Assets shall not include the specific assets set forth in Exhibit B‑8 (collectively, the “Excluded Assets”).
SECTION 2.2.          Assumption of Liabilities.  Upon and after the Second Closing, the Company shall, and does hereby agree to, assume, bear and perform all the duties, obligations and liabilities arising in connection with or related to the ownership and operation of the Contributed Assets from and after the Second Closing Date including, but not limited to (i) all express and implied covenants, duties, obligations and liabilities under the terms of the Leases, the Surface Rights, and the Assumed Contracts attributable to the period from and after the Second Closing Date and (ii) all royalties, overriding royalties, production payments, net profits obligations, rentals, shut-in payments and similar burdens to which the Contributed Assets are subject first accruing from and after the Closing Date (collectively, the “Assumed Liabilities”).
SECTION 2.3.          Retained Liabilities.  Notwithstanding the foregoing, the Company shall not assume or have any liability or responsibility for or in respect of any of the following liabilities or obligations of the Royale Parties (the “Retained Liabilities”):
(a)          any liabilities or obligations other than the Assumed Liabilities;
(b)          any liabilities or obligations relating to (i) the Contributed Assets arising or accruing prior to the Second Closing Date and (ii) the Excluded Assets;
(c)          any liabilities or obligations arising from any violation by the Royale Parties of any Law or other legal requirement or authority of any Governmental Authority;
(d)          any liabilities or obligations arising from any breach by the Royale Parties of, or default on any of its part under, the terms of any Lease, Contract or other documents to which either of the Royale Parties is a party or by which either is bound;
(e)          any liabilities or obligations arising from or relating to the condition of the Contributed Assets (“Condition of the Assets”), both surface and subsurface, on the Second Closing Date, including all obligations to properly plug and abandon, or re-plug and re-abandon, all wells included in the Contributed Assets, to restore the surface of any real property included in the Contributed Assets, and to comply with, or to bring the Contributed Assets into compliance with, Environmental Laws, including conducting any remediation activities, investigations, feasibility studies, and other clean-up activities which may be required; and
(f)          any liabilities or obligations of the Royale Parties owing to any employee of any of the Royale Parties or arising under or in connection with any benefit or other plan established by any of the Royale Parties for any of their employees.
SECTION 2.4.          Adjusted Purchase Price.  On or before two (2) Business Days prior to the Second Closing Date, the Royale Parties shall deliver to CIC a statement (the “Preliminary Settlement Statement”) setting forth the proposed adjustments to the Purchase Price (the “Preliminary Amount”) provided in this Section 2.4. The Preliminary Amount will be based upon actual amounts, if known on the date thereof, or estimates based upon the best information then available.  The Royale Parties shall prepare the Preliminary Settlement Statement in accordance with this Agreement and with GAAP.  CIC shall have the right to review the Preliminary Settlement Statement and provide written comments and objections thereto within one (1) Business Day of its receipt thereof and the Royale Parties shall reasonably consider any revisions to the Preliminary Amount proposed by CIC with the understanding that if the Parties are unable to agree on the Preliminary Settlement Statement or the Preliminary Amount prior to the Second Closing Date, then the Royale Parties draft of the Preliminary Settlement Statement and the Royale Parties proposed Preliminary Amount shall be utilized at the Closing. The purchase and sale of the Contributed Assets shall be effective as of March 1, 2018 at 12:01 am Central Time (the “Effective Time”). The Purchase Price for the Contributed Assets shall be adjusted as of the Effective Time as follows and the resulting amount shall be referred to herein as the “Adjusted Purchase Price”:
(a)          Purchase Price Increases.  The Purchase Price shall be increased by an amount equal to the sum of the following amounts, without duplication:
(i) The amount of all non-reimbursed costs and expenses actually paid by the Royale Parties attributable to the ownership, exploration, development and operation of the Contributed Assets after the Effective Time, including all joint interest billings, lease operating expenses, lease rentals, shut-in payments (which shall be pro-rated over the number of days that the applicable Lease is extended by such payments), drilling expenses, capital expenditures, completion expenses and other exploration or development expenditures, work-over expenses, water disposal, geological, geophysical and any other exploration or development expenditure that are associated with a well included in the Contributed Assets, or pipeline development expenditures, together with the operator’s reimbursement of direct costs and applicable overhead chargeable under Applicable Operating Agreements, or other agreements consistent with the standards established by the Council of Petroleum Accountant Societies of North America (collectively, “Property Costs”).
(ii) The amount of all prepaid non-reimbursed Property Costs paid by the Royale Parties attributable to the Contributed Assets after the Effective Time, including Production Taxes.

(iii) The value of the Production in tanks above the pipeline sales connection or within processing plants at the Effective Time credited to the Contributed Assets, such value to be the market or, if applicable, the contract price in effect as of the Effective Time, less any applicable Production Taxes and royalties.
(iv) If applicable, the amount the Royale Parties are under-produced as of the Effective Time multiplied by $0 per MMBtu (or, with respect to oil Imbalances, $0 per barrel), or, to the extent that the applicable Assumed Contracts provide for cash balancing, the actual cash balance amount determined to be due to the Royale Parties as of the Effective Time.
(v) Any amount by which the trade payables set forth in the Second Closing Balance Sheet and the list of all Liabilities to be delivered pursuant to Section 6.3(p) are reduced pursuant to negotiated agreements between the Royale Parties and the payee for such Liabilities provided that the Royale Parties have received the approval of the Company to negotiate any agreement with any payee prior to any discussion or negotiation with respect thereto and the amount of each such reduction in all such Liabilities has been approved by the Company.
(vi) Any other amount agreed upon in writing by the Royale Parties and the Company.
(b)          Purchase Price Decreases. The Purchase Price shall be decreased by an amount equal to the sum of the following amounts, without duplication:
(i) The amount of all proceeds of the Production received by the Royale Parties, net of all applicable Production Taxes and royalties actually paid by the Royale Parties that are attributable to the Production from the Contributed Assets for periods of time after the Effective Time, excluding all proceeds from the Production prior to the Effective Time, which shall be for the Royale Parties’ account.
(ii) The amount of all non-reimbursed Property Costs paid by the Company that are attributable to the period prior to the Effective Time, including Production Taxes.
(iii) If applicable, the amount the Royale Parties are overproduced as of the Effective Time multiplied by $0 per MMBtu (or, with respect to oil Imbalances, $0 per barrel), or, to the extent that the applicable Assumed Contracts provide for cash balancing, the actual cash balance amount determined to be owed by the Royale Parties as of the Effective Time.
(iv) The amount of all real property Taxes (as estimated by CIC for purposes of determining the Adjusted Purchase Price on the Second Closing Date) that are attributable to the Contributed Assets for the period of time commencing on January 1, 2018 (including such date) and ending on the Effective Time.
(v) The amount of any Liabilities of Matrix Oil which are not joint interest billings incurred after February 28, 2018.

(vi) Any other amount agreed upon in writing by the Royale Parties and the Company.
SECTION 2.5.          Filing and Recording.  At the Company’s cost, within ten business days after the Second Closing Date, the Company shall file or record conveyancing documents with respect to any Leases or other interests in real property included in the Contributed Assets in the appropriate governmental records.
SECTION 2.6.          Further Assurances.
(a)          Each of the Royale Parties agrees that from time to time after the Second Closing Date, it shall (A) execute, deliver, acknowledge, file and record, or cause to be executed, delivered, acknowledged, filed and recorded, such further deeds, assignments, general conveyances, endorsements, bills of sale and other good and sufficient instruments of conveyance, transfer, assignment or contribution and such further consents, certifications, affidavits and assurances as the Company may reasonably request in order to vest in the Company all right, title and interest in the Contributed Assets or otherwise to consummate and make effective the transactions contemplated by this Agreement upon the terms and conditions set forth herein and (B) take, or cause to be taken, all actions and do, or cause to be done, all such things as the Company may reasonably request in order to put the Company in actual possession of the Contributed Assets or otherwise to accomplish the purposes of this Agreement.  Without limiting the generality of the foregoing, in the event that on or after the Second Closing Date any of the Royale Parties receives any amount in cash in respect of any Contributed Assets or any other properties or assets of the Company, such amount shall be held in trust for the benefit of the Company, shall be segregated from the other property or funds of the Company and related to a period of time from and after the Effective Time, and shall be forthwith delivered to the Company.
(b)          Each of the parties hereby agrees that, from time to time after the Closings, each of them shall execute, deliver, acknowledge, file and record, or cause to be executed, delivered, acknowledged, filed and recorded, such further agreements, instruments, certificates and other documents as may be required in order to consummate and make effective the Transactions.
SECTION 2.7.          Adjustment or Refund as to Title Issues.  If, (i) as of the Second Closing Date, the Royale Parties do not have, or do not transfer and deliver to the Company at the Second Closing, Marketable Title with respect to the Contributed Assets identified in Exhibit B-1 and (ii) the Company delivers a notice to the Royale Parties to such effect at any time after the Second Closing Date, then the Royale Parties shall, at their option, (A) relinquish and return to the Company (by executing an appropriate instrument of assignment reasonably acceptable to the Company) Interests in the Company with an agreed value equal to the Diminished Value of such Contributed Asset, (B) pay in cash to the Company the Diminished Value of such Contributed Asset or (C) if such title defect can be cured or removed by the Royale Parties within a reasonable period of time, cure or remove such title defect at the Royale Parties’ sole cost and expense.  If the Royale Parties become aware of any failure of title or title defect with respect to any of the Contributed Assets identified in Exhibit B-1 or any allegation by a third party that, if true, would result in any such failure of title or title defect, the Royale Parties shall promptly notify the Company in writing of such failure of title or title defect or allegation with respect thereto.
SECTION 2.8.          Proration of Taxes.  Property and Production Taxes imposed on the Contributed Assets contributed to the Company for 2018 shall be prorated based on the number of days in 2018 prior to and including the Effective Time so that the Royale Parties shall be responsible for the portion of the real property Taxes (for which the Company will receive an adjustment at the Second Closing pursuant to Section 2.4(b)(iv)) and Production Taxes (for which the Company will receive an adjustment at the Second Closing pursuant to Section 2.4(b)(ii)) accruing through the Effective Time, and the Company shall be responsible for Taxes on the Contributed Assets beginning the day after the Effective Time and thereafter.  The Royale Parties shall be responsible for all 2018 Taxes assessed on personal property that the Royale Parties own and contribute to the Company under this Agreement.  The Royale Parties agree to duly remit to the relevant taxing authority or reimburse the Company for any sales, use, excise or other transfer tax associated with the Contributed Assets.  The Royale Parties agree to duly remit to the relevant taxing authority any Production Taxes accrued through the Effective Time that are associated with the Contributed Assets.
ARTICLE III
 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to the Purchasers as of the date hereof and each of the Closing Dates as follows:
SECTION 3.1.          Organization.  The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Texas, and has all requisite limited liability company power and authority to own and operate the assets and properties owned and held by it or proposed to be owned and held by it and to conduct its business and operations as presently being conducted and as proposed to be conducted pursuant to the Company Agreement.
SECTION 3.2.          Authority; Binding Effect.  The Company has all requisite power and authority to enter into this Agreement and the other Applicable Transaction Agreements, to perform its obligations hereunder and thereunder and to consummate the Transactions in accordance with the terms hereof and thereof.  The execution and delivery by the Company of this Agreement and the other Applicable Transaction Agreements, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary action on the part of the Company, and no further action is necessary on the part of or with respect to the Company in order for the Company to execute and deliver this Agreement and the other Applicable Transactions Agreements and perform its obligations hereunder and thereunder.  This Agreement and the other Applicable Transaction Agreements have been duly executed and delivered by the Company, and constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether enforceability is considered in a Proceeding at law or in equity.

SECTION 3.3.          Absence of Conflicts.  The execution and delivery by the Company of this Agreement and the other Applicable Transaction Agreements, the performance by the Company of its obligations hereunder and thereunder and the consummation of the Transactions will not (a) conflict with, or result in any violation or breach of, any provision of the Certificate of Formation or the Company Agreement, (b) conflict with, or result in any violation or breach of, constitute a default under, give rise to any right of termination or acceleration (with or without notice or the lapse of time or both) pursuant to, or result in being declared void, voidable or without further effect, any term or provision of any note, bond, mortgage, indenture, lease, franchise, Permit, Contract or other document to which the Company is a party or by which it or any of its properties or assets, are or may be bound, (c) require the Company to obtain any consent, approval, Permit, notice, action, authorization or waiver (each a “Consent”) from, make any filing or effect any registration with, or give notice to, any Governmental Authority or any other Person, (d) conflict with, or result in any violation of, any Law or any order, writ, injunction, judgment or decree of any court, arbitrator or Governmental Authority that is applicable to the business, properties, assets or operations of the Company or (e) result in the creation of, or impose on the Company the obligation to create, any Lien upon the property or assets of the Company.
SECTION 3.4.          Capitalization; Securities.  After giving effect to the Transactions, the Securities and the Class C Units will constitute the only outstanding Equity Securities of the Company and the Securities will be owned by the Purchasers, and the Class C Units will be owned by the Class C Members, as described in the Company Agreement.  None of the issued and outstanding Equity Securities of the Company has been or will be issued in violation of, or subject to, any preemptive rights or similar rights of subscription.  There are no outstanding options, warrants, calls, rights, convertible securities or other agreements or commitments of any character pursuant to which the Company is or may be obligated to issue or sell any issued or unissued Equity Securities or to purchase or redeem any Equity Securities or make any other payments in respect thereof, and there are no Equity Securities reserved for issuance for any purpose.  The Company has not agreed to register any Equity Securities under the Securities Act.
SECTION 3.5.          Issuance of Securities.  The Securities have been duly and validly authorized for issuance by the Company pursuant to this Agreement and the Company Agreement.  Upon the issuance of the Securities to the Purchasers pursuant to this Agreement, the Securities will be validly issued and, except as provided in the Company Agreement, fully paid and not subject to any capital call obligations.  All offers by the Company with respect to, and the issuance and sale by the Company of, the Securities have been and will be made in compliance with the requirements of the Securities Act and all other applicable federal and state securities Laws.  The offer, issuance and sale by the Company of the Securities is not required to be registered under the Securities Act.
SECTION 3.6.          Subsidiaries and Investments.  The Company does not have any Subsidiaries.  The Company does not own beneficially or of record or have any interest in any Equity Securities of any Person or any options, warrants, calls, rights, convertible securities or other agreements or commitments of any character pursuant to which the holder is entitled to purchase any such Equity Securities.  The Company has not made any Investment of any kind in any Person.

SECTION 3.7.          Litigation.  There is no Proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its properties or assets, at law or in equity, or in any court or before any arbitrator or any foreign or United States federal, state or local Governmental Authority (i) in which an adverse decision could, either in any single case or in the aggregate, have a material adverse effect on the business, operations, prospects, financial condition or results of operations of the Company or (ii) which in any manner draws into question the validity of or otherwise affects the Transactions.
SECTION 3.8.          Compliance with Laws.  The Company is not in violation of, and has not received any written notice from any Governmental Authority asserting any violation of, any applicable Law or order of any Governmental Authority.  The Company possesses, or on the Closing Date will possess, all Permits, franchises or other governmental authorizations necessary to the ownership of its properties or the conduct of its business.
SECTION 3.9.          No Material Operations.  Prior to the consummation of the First Closing, the Company has not acquired any material properties or assets, engaged in any material business or operations or incurred any material obligations or liabilities (other than its contractual obligations under this Agreement).
SECTION 3.10.          Disclosure.  Neither this Agreement nor any certificate, instrument or written statement furnished to the Purchasers by or on behalf of the Company in connection with the Transactions contains an untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.
SECTION 3.11.          Brokers, Finders, etc.  All negotiations relating to the Transaction Agreements and the Transactions have been carried on without the intervention of any Person acting on behalf of the Company in such manner as to give rise to a valid Claim against any of the parties hereto for any broker’s or finder’s commission.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
 OF THE ROYALE PARTIES
The Royale Parties, jointly and severally, represent and warrant to the Company and CIC as of the date hereof and each of the Closing Dates as follows:
SECTION 4.1.          Organization.  Royale is a corporation duly incorporated and validly existing under the laws of the State of California and has all requisite corporate power and authority to own and operate the assets and properties owned and held by it and conduct its business and operations as presently being conducted.  Royale is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Contributed Assets or the operation of its business as currently conducted makes such licensing or qualification necessary.  Each of Matrix Management and Matrix Oil is a corporation duly incorporated and validly existing under the laws of the State of California and has all requisite corporate power and authority to own and operate the assets and properties owned and held by it and conduct its business and operations as presently being conducted.  Each of Matrix Management and Matrix Oil is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Contributed Assets or the operation of its business as currently conducted makes such licensing or qualification necessary.  Parent is a corporation duly incorporated and validly existing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate the assets and properties owned and held by it and conduct its business and operations as presently being conducted.  Parent is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Contributed Assets or the operation of its business as currently conducted makes such licensing or qualification necessary.
SECTION 4.2.          Authority; Binding Effect.  Each of the Royale Parties has full power and authority to enter into this Agreement and the other Applicable Transaction Agreements, to perform its respective obligations hereunder and thereunder and to consummate the Transactions in accordance with the terms hereof and thereof.  The execution and delivery by each of the Royale Parties of this Agreement and the other Applicable Transaction Agreements, the performance by each of the Royale Parties of its obligations hereunder and thereunder and the consummation by each of the Royale Parties of the Transactions have been duly and validly authorized by all necessary action on the part of each of the Royale Parties, and no further action is necessary on the part of or with respect to either of the Royale Parties in order for the Royale Parties to execute and deliver this Agreement and the other Applicable Transactions Agreements and perform their obligations hereunder and thereunder.  This Agreement and the other Applicable Transaction Agreements have been duly executed and delivered by the Royale Parties and constitute legal, valid and binding agreements of the Royale Parties, enforceable against the Royale Parties in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether enforceability is considered in a Proceeding at law or in equity.
SECTION 4.3.          Absence of Conflicts.  The execution and delivery by the Royale Parties of this Agreement and the other Applicable Transaction Agreements, the performance by the Royale Parties of their obligations hereunder and thereunder and the consummation of the Transactions will not (a) conflict with, or result in any violation or breach of, any provision of the Organizational Documents of the Royale Parties and Matrix Oil, (b) except as set forth in Schedule 4.3, conflict with, or result in any violation or breach of, constitute a default under, give rise to any right of termination or acceleration (with or without notice or the lapse of time or both) pursuant to, be subject to or violate any preferential rights to purchase, rights of first offer, tag-along rights, drag-along rights, any similar rights under, or result in being declared void, voidable or without further effect, any term or provision of any note, bond, mortgage, indenture, lease, franchise, Permit, contract or other agreement, instrument or document to which either of the Royale Parties or Matrix Oil is a party or by which they or any of their properties or assets, including the Contributed Assets, are or may be bound (including, but not limited to, any Lease or other Contract included in the Contributed Assets), (c) except as set forth in Schedule 4.3, require either of the Royale Parties or Matrix Oil to obtain any Consent from, make any filing or effect any registration with, or give notice to, any Governmental Authority or any other Person, (d) conflict with, or result in any violation of, any Law or any order, writ, injunction, judgment or decree of any court, arbitrator or Governmental Authority that is applicable to the business, properties, assets or operations of either of the Royale Parties or Matrix Oil or (e) result in the creation of, or impose on either of the Royale Parties or Matrix Oil the obligation to create, any Encumbrance upon its property or assets, including the Contributed Assets.
SECTION 4.4.          Title.  The Royale Parties and Matrix Oil have (and, at the Second Closing, the Company will have) Marketable Title to the Contributed Assets owned by each of them specified in Exhibit B-1.  In addition, the Royale Parties and Matrix Oil have valid and marketable title to all properties, assets, rights, interests and entitlements included in the Contributed Assets (other than the Contributed Assets specified in Exhibit B-1), free and clear of all Encumbrances, claims, obligations or defects, other than Encumbrances, claims, obligations or defects which do not, individually or in the aggregate, materially detract from the value of or materially interfere with the use or ownership of the properties, assets, rights, interests or entitlements subject thereto or affected thereby (as currently used or owned by the Royale Parties and Matrix Oil or proposed to be used or owned by the Company).
SECTION 4.5.          Proper Use and Maintenance of Tangible Personal Property.  The Royale Parties and Matrix Oil have at all relevant times operated the tangible personal property included in the Contributed Assets in a good and workmanlike manner (as determined by reference to operating standards for companies engaged in similar lines of business in the geographic areas in which the Contributed Assets are located) and subject to prudent and customary maintenance programs (of the type employed by companies engaged in similar lines of business in the geographic areas in which the Contributed Assets are located).
SECTION 4.6.          Litigation. Except as disclosed in Schedule 4.6, there is no Proceeding pending or, to the knowledge of the Royale Parties, threatened against or affecting the Royale Parties or Matrix Oil or their property or assets, including the Contributed Assets, at law or in equity, or in any court or before any arbitrator or any foreign or United States federal, state or local Governmental Authority (i) in which an adverse decision could, either in any single case or in the aggregate, have a material adverse effect on the Contributed Assets or the business, operations, prospects, financial condition or results of operations of the Company or (ii) which in any manner draws into question the validity of or otherwise affects the Transactions.
SECTION 4.7.          Leases and Contracts.  Schedule 4.7 (together with Exhibit B-1) lists all Leases included in the Contributed Assets and all other material Contracts relating to the Contributed Assets or any operations conducted or to be conducted by the Royale Parties or Matrix Oil in connection therewith including, but not limited to, any Contracts that (i) give rise to any call upon or option to purchase production from or attributable to the Contributed Assets, (ii) create, evidence or give rise to any right to acquire any of the Contributed Assets or (iii) otherwise relate to the purchase, sale, treating, gathering, processing, storage, exchange and/or transportation of oil, gas or other hydrocarbons that would be binding on the Company by virtue of its ownership of the Contributed Assets after the Closing.  The Royale Parties and Matrix Oil have paid their share of all costs payable by any of them under any such Leases and Contracts (including all royalties, rentals and delay rentals due and payable under the Leases), except those being contested in good faith. All such Leases and Contracts are valid and in full force and effect, and the rights, benefits and privileges of the Royale Parties and Matrix Oil thereunder are enforceable by the Royale Parties or Matrix Oil (and, after the Closing, will be enforceable by the Company) against the other parties thereto in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether enforceability is considered in a Proceeding at law or in equity.  Except as disclosed on Schedule 4.7, neither of the Royale Parties or Matrix Oil nor, to the knowledge of the Royale Parties, any other party to any such Leases or Contracts is in default under any such Lease or Contract (or with the giving of notice or lapse of time or both, would be in breach or default), and no other party to any such Lease or Contract has given any of  the Royale Parties or Matrix Oil notice of any actual or alleged default or action to alter, terminate or rescind or procure a judicial reformation of any such Lease or Contract.
SECTION 4.8.          Licenses and Permits.  The Royale Parties and Matrix Oil are in possession of and in material compliance with all Permits, consents, approvals and other authorizations that are required by any Governmental Authority in connection with their respective businesses and operations relating to the Contributed Assets as currently conducted and as proposed to be conducted by the Company upon the consummation of the Transactions.  No Claim has been made by any Governmental Authority that any other Permit or Consent is required in connection with such business and operations and the Royale Parties and Matrix Oil do not know of any basis for such a Claim.  The Royale Parties and Matrix Oil have complied, and are now complying, with all Laws applicable to them or their businesses conducted within, or properties or assets located within, the Subject Areas.
SECTION 4.9.          Intellectual Property.  The Royale Parties and Matrix Oil own or possess adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses, know-how, software, systems and technology (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary to conduct their business with respect to the Contributed Assets as currently conducted and as proposed to be conducted by the Company upon the consummation of the Transactions.
SECTION 4.10.          Taxes.
(a)          The Royale Parties and Matrix Oil have filed or will file in a timely manner with the appropriate taxing authorities all Tax Returns required to be filed on or prior to the Second Closing Date and each such Tax Return has been prepared in all material respects in compliance with all current applicable Laws and is true, accurate and complete in all material respects. Neither the Royale Parties nor Matrix Oil have requested an extension of time within which to file any Tax Return, except as to a Tax Return that has since been timely filed. All Tax Returns filed by the Royale Parties and Matrix Oil are complete and correct in all material respects and comply with all applicable Law or other legal requirement.
(b)          There are no Encumbrances on any of the Contributed Assets that arose in connection with any failure (or alleged failure) to pay any Taxes other than Permitted Encumbrances.
(c)          The Royale Parties and Matrix Oil have paid or will pay in a timely manner (i) all Taxes that are shown to be due on any Tax Returns required to be filed on or prior to the Closing Date with respect to the Contributed Assets, (ii) all Taxes imposed on or connected with the ownership or operation of the Contributed Assets pursuant to any assessment received from any taxing authority for any period preceding the Second Closing Date and (iii) all other Taxes due on or before the Second Closing Date (whether or not shown on a Tax Return) the underpayment of which could result in an Encumbrance upon the Contributed Assets or in a claim against the Company as the transferee or acquirer of, or successor to, the Contributed Assets.
(d)          No claims for Taxes, assessments of Taxes, or Tax deficiencies have been asserted or proposed in writing to either of the Royale Parties or Matrix Oil or, to the knowledge of the Royale Parties, have been asserted or proposed orally, against either of the Royale Parties or Matrix Oil, or for which the Company could be liable as a transferee or purchaser of, or successor to, the Contributed Assets, and the Royale Parties know of no reasonable basis for such claims.
(e)          There are no outstanding agreements or waivers that would extend the statutory period in which a taxing authority may assess or collect a Tax against either of the Royale Parties or Matrix Oil and for which there is a reasonable possibility that the Contributed Assets could be subject, or the Company could be subject as a transferee or purchaser of, or successor to, the Contributed Assets.
(f)          Matrix Oil is not a party to any Contract relating to Tax sharing, Tax indemnity or Tax allocation.
(g)          The Royale Parties and Matrix Oil have disclosed on their federal income Tax Returns all positions taken by that could give rise to substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
(h)          Matrix Oil has withheld all material Taxes from payments to its employees, agents, contractors and nonresidents and remitted such amounts to the proper Governmental Authority.
(i)          Matrix Oil will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Second Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Second Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Second Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Second Closing Date; or (iv) prepaid amount received on or prior to the Second Closing Date.
(j)          Neither the Royale Parties nor Matrix Oil have distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.
(k)          The Royale Parties and Matrix Oil are in compliance with all applicable transfer pricing requirements, and neither the Royale Parties nor Matrix Oil are or have been required to make any adjustment pursuant to Code Section 482 (or any predecessor provision), and any similar provision of state, local or foreign Tax.

(l)          Neither the Royale Parties nor Matrix Oil have, and have not been, a party to any “listed transaction,” as defined in Treasury Regulation Section 1.6011-4(b)(2).
SECTION 4.11.          Environmental Compliance.
(a)          The Contributed Assets and the operations and activities of the Royale Parties within the Subject Areas are and have at all times been in compliance with all Environmental Laws.
(b)          The Royale Parties and Matrix Oil have obtained and are in compliance in all material respects with all requirements and Permits which are required with respect to their operations in the Subject Areas or related to the Contributed Assets, under all applicable Environmental Laws.
(c)          The Royale Parties and Matrix Oil are not subject to any civil, criminal, administrative or other action, suit, demand, claim, hearing, notice of violation, proceeding, investigation, notice or demand pending, received, or threatened pursuant to any applicable Environmental Laws with respect to the Contributed Assets, which has not been abated.
(d)          The Royale Parties and Matrix Oil have not received any written notification currently asserting any alleged liability or obligation under any applicable Environmental Laws with respect to the Release or threatened Release of any Hazardous Materials at any real property within the Subject Areas, and there are no conditions or circumstances that could reasonably be expected to result in the receipt of such written notification.
(e)          To the Knowledge of the Royale Parties, no Hazardous Materials have been Released at, on, under or from any property included within the Contributed Assets in violation of Environmental Laws or in a manner that could give rise to any liability under Environmental Laws, or for which remedial or corrective action may be required under applicable Environmental Laws.
(f)          The Royale Parties have provided to CIC and the Company true and complete copies of all internal and external environmental audits and studies and all correspondence on substantial environmental matters in the possession or control of the Royale Parties or Matrix Oil and relating to the Contributed Assets or operations in connection with the Contributed Assets.
SECTION 4.12.          Properties and Assets.
(a)          The Royale Parties and Matrix Oil own and have either Marketable Title in fee or a valid leasehold interest, Right of Way or other rights to the land, mineral and other subsurface rights, buildings, structures and other improvements thereon and fixtures thereto necessary to permit them to conduct their business with respect to the Contributed Assets as currently conducted, in each case free and clear of all Encumbrances (except in all cases for Permitted Encumbrances).  All leases, Rights of Way or other agreements under which the Royale Parties or Matrix Oil lease, access or use any real property in connection with their use of the Contributed Assets are valid, binding and are in force and effect against the Royale Parties or

Matrix Oil and, to the Royale Parties’ Knowledge, the counterparties thereto, in accordance with their respective terms, and neither of the Royale Parties or Matrix Oil is in default under any such leases, Rights of Way or other agreements.
(b)          Each of the Royale Parties and  Matrix Oil has such Rights of Way from each person as are sufficient to conduct its business as currently conducted with respect to the Contributed Assets.  Each of the Royale Parties and Matrix Oil has fulfilled and performed all its obligations with respect to such Rights of Way and conducts its business with respect to the Contributed Assets in a manner that does not violate any of the Rights of Way, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights of Way.  All pipelines owned or operated by the Royale Parties and Matrix Oil that are used in connection with operation of the Contributed Assets are subject to Rights of Way, there are no encroachments or other encumbrances on the Rights of Way that affect the use thereof and there are no gaps (including any gap arising as a result of any breach by the Royale Parties of the terms of any Rights of Way) in the Rights of Way.
(c)          The Royale Parties have Marketable Title to all of the Contributed Assets forming the basis for the reserves within the Subject Areas reflected in the Royale Parties’ Financial Statements except for such Contributed Assets sold, used, farmed out or otherwise disposed of since December 31, 2016, in the ordinary course of business, free and clear of all Liens and Production Burdens other than Production Burdens not yet earned, due or payable and Permitted Encumbrances (other than Production Burdens).  Except as set forth on Schedule 4.12, (i) none of the proceeds from the sale of Hydrocarbons produced from the Contributed Assets in any producing well are being held in suspense for any reason, and (ii) there are no calls on production or preferential rights to purchase Hydrocarbons and neither of the Royale Parties or Matrix Oil is obligated to deliver Hydrocarbons or proceeds from the sale thereof at a future point in time without receiving payment therefor at or after the time of delivery (other than gas balancing arrangements), except for the rights of any lessor to take free gas under the terms of any applicable lease for its use on the lands covered by such lease.  The Royale Parties and Matrix Oil (i) are in compliance with all valuation agreements, and settlement agreements with respect to Production Burdens affecting the Contributed Assets, and (ii) have paid or will cause to be paid when due all Production Burdens with respect to the Contributed Assets and each other royalty, Tax or similar payment, except for such amounts that are being held in suspense as permitted pursuant to applicable Law or the terms of the applicable Contract or as reserved against in Royale Parties’ Financial Statements.
(d)          Except as disclosed on Schedule 4.12, no requested payments or capital contributions related to the operation of the Leases or any other Contributed Assets are being withheld by Sunny Frog.
(e)          All of the wells owned, leased, operated or used by the Royale Parties and Matrix Oil in the Subject Areas and all water, carbon dioxide or injection wells located within the Subject Areas or otherwise associated with the Contributed Assets have been drilled, completed and operated within the limits permitted by the applicable Contract granting such rights and applicable Law, and all drilling and completion (and plugging and abandonment) of such wells and all related development, production and other operations have been conducted in compliance with all applicable Laws.  No well owned, leased, operated or used by the Royale Parties or Matrix Oil within the Subject Areas is subject to material penalties on allowables because of overproduction or violation of any applicable Law.
(f)          All Contributed Assets operated by the Royale Parties or Matrix Oil have been operated in accordance with reasonable, prudent field practices and in compliance with the applicable Contracts.  None of the Contributed Assets are subject to any preferential purchase, consent or similar right that would become operative as a result of the transactions contemplated by this Agreement and the other Transaction Agreements.  Except as set forth on Schedule 4.12, none of the Contributed Assets are subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return.
(g)          Except as set forth on Schedule 4.12, neither of the Royale Parties or Matrix Oil is engaged in any oil, natural gas or other futures or option trading related to the Contributed Assets in respect of which it has any material future liability, nor are either of the Royale Parties or Matrix Oil a party to any price swaps, hedges, futures or similar instruments related to the Contributed Assets.  Schedule 4.12 sets forth obligations of the Royale Parties and Matrix Oil for the delivery of Hydrocarbons attributable to any of the Contributed Assets in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor.  Except as set forth on Schedule 4.12, as of the date hereof, neither of the Royale Parties or Matrix Oil is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other Contracts related to the Contributed Assets that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities.
(h)          Except as set forth on Schedule 4.12, there are no mandatory drilling or completion obligations with respect to the Contributed Assets and there are no pending or, to the Royale Parties’ knowledge, expected proposals or elections for drilling, completing, recompleting, reworking, facilities or similar activities that would require such commitment on behalf of the Royale Parties or Matrix Oil within one year of the Closing Date with respect to any of the Contributed Assets or any of the contracts governing any of the Contributed Assets.
(i)          Except as set forth on Schedule 4.12, none of the Contracts in respect of gathering, processing, storage or transportation of the production of Hydrocarbons from the Contributed Assets contain any minimum volume or throughput provisions or require the Royale Parties or Matrix Oil to pay for services regardless of whether the Royale Parties or Matrix Oil  deliver such production for use of the services provided for under any such Contract.
(j)          Except as set forth on Schedule 4.12, none of the Contracts relating to the Contributed Assets (including all oil, gas and mineral leases and similar Contracts) contain any provision (i) requiring the lessee to pay royalties on hedges, (ii) causing the oil, gas or mineral lease or contract to terminate without advance notice and the opportunity to cure resulting in a loss, in whole or in part, of any of the Contributed Assets for lessee’s failure to pay royalties or for lessee’s breach of any covenant thereunder, (iii) requiring lessor’s consent to the consummation of the transactions of the type contemplated under this Agreement and the other Transaction Agreements, or (iv) is expected to result in a mandatory payment or expenditure not otherwise disclosed on Schedule 4.12.

SECTION 4.13.          No Material Adverse Change.
(a)          With respect to Matrix Management and Matrix Oil, except as provided in Schedule 4.13, since December 31, 2016, there has not been:
(i) any material adverse change nor any material adverse development with respect to the Contributed Assets contributed by Matrix Management or Matrix Oil;
(ii) any material damage, destruction or loss, whether or not covered by insurance, to any of the Contributed Assets contributed by Matrix Management or Matrix Oil;
(iii) any waiver, not in the ordinary course of business, by Matrix Management or Matrix Oil of a material right in connection with the Contributed Assets contributed by Matrix Management or Matrix Oil;
(iv) any satisfaction or discharge of any Lien, claim or Encumbrance or payment of any obligation by Matrix Management or Matrix Oil which relates to the Contributed Assets contributed by Matrix Management or Matrix Oil, except in the ordinary course of business;
(v) any material amendment or modification to any Contract included within the Contributed Assets contributed by Matrix Management or Matrix Oil;
(vi) any material labor difficulties or labor union organizing activities with respect to any employees involved with the Contributed Assets contributed by Matrix Management or Matrix Oil;
(vii) any material transaction concerning the Contributed Assets entered into by Matrix Management or Matrix Oil other than in the ordinary course of business;
(viii) the loss of the services of, or material change in the composition or duties of, the senior management of Matrix Management involved with the Contributed Assets contributed by Matrix Management;
(ix) the loss or threatened loss of any customer which has had or could reasonably be expected to have a Material Adverse Effect; and
(x) any other event or condition of any character that has had or could reasonably be expected to have a Material Adverse Effect.
(b)          With respect to Royale, except as provided in Schedule 4.13, since December 31, 2017, there has not been:
(i) any material adverse change nor any material adverse development with respect to the Contributed Assets contributed by Royale;

(ii) any material damage, destruction or loss, whether or not covered by insurance, to any of the Contributed Assets contributed by Royale;
(iii) any waiver, not in the ordinary course of business, by either of the Royale Parties or Matrix Oil of a material right in connection with the Contributed Assets contributed by Royale;
(iv) any satisfaction or discharge of any Lien, claim or Encumbrance or payment of any obligation by Royale which relates to the Contributed Assets contributed by Royale, except in the ordinary course of business;
(v) any material amendment or modification to any Contract included within the Contributed Assets contributed by Royale;
(vi) any material labor difficulties or labor union organizing activities with respect to any employees involved with the Contributed Assets contributed by Royale;
(vii) any material transaction concerning the Contributed Assets entered into by Royale other than in the ordinary course of business;
(viii) the loss of the services of, or material change in the composition or duties of, the senior management of Royale involved with the Contributed Assets contributed by Royale;
(ix) the loss or threatened loss of any customer which has had or could reasonably be expected to have a Material Adverse Effect; and
(x) any other event or condition of any character that has had or could reasonably be expected to have a Material Adverse Effect.
SECTION 4.14.          Solvency.  As of the Second Closing Date, each of the Royale Parties and Matrix Oil is able to pay its debts as they become due, has capital sufficient to carry on its business as presently conducted, owns property which has both a fair value and a fair market value in excess of the amount required to pay its respective debts as they become due and is solvent in all other respects.  Neither of the Royale Parties or Matrix Oil has been or will be rendered insolvent by the consummation of the Transactions, and immediately following the consummation of such Transactions, each of the Royale Parties and Matrix Oil will be able to pay its debts as they become due, will have capital sufficient to carry on its business as then conducted and proposed to be conducted, and will own property which has a fair value and a fair market value in excess of the amount required to pay its respective debts as they become due.
SECTION 4.15.          Books and Records.  The Records of the Royale Parties and Matrix Oil  relating to the Contributed Assets fairly reflect in all material respects the transactions to which either of the Royale Parties or Matrix Oil is a party or by which any of them is bound in connection with such assets or to which the Company will be a party or will be bound after giving effect to the Transactions.  Such Records are and have been properly kept and maintained, with the revenues, expenses, assets and liabilities of the Royale Parties and Matrix Oil accurately recorded in all material respects therein on the accrual basis of accounting prepared in accordance with GAAP.
SECTION 4.16.          Insurance.  The Royale Parties and Matrix Oil maintain insurance in such amounts and covering such losses and risks as the Royale Parties believe to be reasonably prudent in relation to the business in which the Royale Parties and Matrix Oil are engaged with respect to the Contributed Assets and as is customary for companies engaged in similar businesses in similar industries.  Except as disclosed in Schedule 4.16, No notice of cancellation has been received for any of such policies and the Royale Parties and Matrix Oil are in compliance with all of the terms and conditions thereof.  The Royale Parties have no reason to believe that they will not be able to renew any existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue doing business as currently conducted without a significant increase in cost, other than normal increases in the industry.  Without limiting the generality of the foregoing, each of the Royale Parties maintains directors and officers insurance in an amount deemed to be reasonable and appropriate by the board of directors of each of the Royale Parties and as is customary for companies engaged in similar businesses in similar industries.
SECTION 4.17.          Reserve Report Data.  The oil and gas reserve estimates of Parent and its Subsidiaries included or incorporated by reference in the SEC Filings have been prepared by independent reserve engineers in accordance with SEC guidelines applied on a consistent basis throughout the periods involved, and the Royale Parties have no reason to believe that such estimates do not fairly reflect the oil and gas reserves of Parent and its Subsidiaries as of the dates indicated.  Other than production of the reserves in the ordinary course of business and intervening product price fluctuations, the Royale Parties are not aware of any facts or circumstances that would cause a Material Adverse Effect with respect to the reserves or the present value of future net cash flows therefrom as described in the SEC Filings.  There are no material inaccuracies in the report of Netherland, Sewell & Associates, Inc., to Royale Energy, Inc., as of December 31, 2017, and dated February 14, 2018, or the report of Netherland, Sewell & Associates, Inc., to Matrix Management as of December 31, 2017, and dated March 28, 2018.  Schedule 4.17 sets forth a correct and complete daily production report of all wells included within the Contributed Assets as of December 31, 2017.
SECTION 4.18.          All Available Assets Contributed.  Except for the Excluded Assets, the Contributed Assets represent all Oil and Gas Interests, Related Property and Records and other properties, assets, rights, interests and entitlements owned by the Royale Parties and Matrix Oil as of the Second Closing Date (but immediately prior to the contribution hereunder) used, useful or available for use with respect to the operations of the Royale Parties in the Subject Areas.
SECTION 4.19.          Investment Intent; Status of Investor.  Each of the Royale Parties is acquiring the Securities for its own account, for investment purposes, and not with a view to any distribution thereof in violation of the Securities Act or any applicable state securities Laws.  Each of the Royale Parties qualifies as an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act.
SECTION 4.20.          Disclosure.  Neither this Agreement nor any certificate, instrument or written statement furnished to the Company by or on behalf of any of the Royale Parties in connection with the Transactions contains an untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.
SECTION 4.21.          Brokers, Finders, etc.  All negotiations relating to the Applicable Transaction Agreements and the Transactions have been carried on without the intervention of any Person acting on behalf of either of the Royale Parties in such manner as to give rise to a valid Claim against the Company or CIC for any broker’s or finder’s commission.
SECTION 4.22.          Matrix Oil Information.
(a)          The entire authorized capital stock of Matrix Oil consists of 6,710 shares of Matrix Oil Common Stock of which 6,710 shares are issued and outstanding.  All of the issued and outstanding shares of Matrix Oil Common Stock have been duly authorized, are validly issued, fully paid and nonassessable and are owned of record by Parent, free and clear of all Liens.  Except for this Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which Matrix Oil is a party or by which it is bound obligating Matrix Oil to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed any shares of the capital stock of Matrix Oil or any security convertible or exercisable for or exchangeable into any shares of capital stock of Matrix Oil or obligating Matrix Oil to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. The consummation of the transactions contemplated by this Agreement will convey to the Company good and valid title to the Matrix Oil Common Stock, free and clear of all Liens.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Matrix Oil.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Matrix Oil.
(b)          Schedule 4.22, lists all real or personal property owned at any time by Matrix Oil.
(c)          Schedule 4.22 sets forth a list of all Liabilities of Matrix Oil as of the end of the business day on February 28, 2018 (the “Target Liabilities”) and a list of all Liabilities of Matrix Oil which are not joint interest billings incurred after February 28, 2018.
(d)          Schedule 4.22 sets forth all information relating to any bank accounts owned or held by Matrix Oil including the name of the financial institution where such account has been established, the account number and the authorized signatories.
(e)          Schedule 4.22 contains a list of all persons who are employees of Matrix Oil as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof.  Except as would not reasonably be expected to have a Material Adverse Effect, Matrix Oil is in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of Matrix Oil, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by Matrix Oil as independent contractors or consultants are properly treated as independent contractors under all applicable laws, statutes, rules, regulations and ordinances except as would not reasonably be expected to have a Material Adverse Effect. All employees of Matrix Oil classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified, except as would not reasonably be expected to have a Material Adverse Effect. Except as set forth in  Schedule 4.22, there are no Proceedings against Matrix Oil pending, or to the Royale Parties knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of Matrix Oil, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable laws, statutes, rules, regulations and ordinances.
(f)          Matrix Oil has not paid any dividend or made any distribution to the owners of any of its capital stock.
SECTION 4.23.          Sunny Frog Purchase Agreement.  Attached hereto as Schedule 4.23 is a true, accurate and complete copy of the Sunny Frog Purchase Agreement and all amendments thereto.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
 OF CIC
CIC represents and warrants to the Company and the Royale Parties as of the date hereof and each of the Closing Dates as follows:
SECTION 5.1.          Organization.  CIC is a limited liability company duly formed and validly existing under the laws of the State of Texas and has all requisite limited liability company power and authority to own and operate the assets and properties owned by it and conduct its business and operations as presently being conducted.
SECTION 5.2.          Authority; Binding Effect.  CIC has full power and authority to enter into this Agreement and the other Applicable Transaction Agreements, to perform its obligations hereunder and thereunder and to consummate the Transactions in accordance with the terms hereof and thereof.  The execution and delivery by CIC of this Agreement and the other Applicable Transaction Agreements, the performance by CIC of its obligations hereunder and thereunder and the consummation by CIC of the Transactions have been duly and validly authorized by all necessary action on the part of CIC, and no further action is necessary on the part of or with respect to CIC in order for CIC to execute and deliver this Agreement and the other Applicable Transactions Agreements and perform its obligations hereunder and thereunder.

This Agreement and the other Applicable Transaction Agreements have been duly executed and delivered by CIC and constitute legal, valid and binding agreements of CIC, enforceable against CIC in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether enforceability is considered in a Proceeding at law or in equity.
SECTION 5.3.          Absence of Conflicts.  The execution and delivery by CIC of this Agreement and the other Applicable Transaction Agreements, the performance by CIC of its obligations hereunder and thereunder and the consummation of the Transactions will not (a) conflict with, or result in any violation or breach of, any provision of the certificate of formation and limited partnership agreement of CIC, (b) conflict with, or result in any violation or breach of, constitute a default under, give rise to any right of termination or acceleration (with or without notice or the lapse of time or both) pursuant to, or result in being declared void, voidable or without further effect, any term or provision of any note, bond, mortgage, indenture, lease, franchise, Permit, contract or other agreement, instrument or document to which CIC is a party or by which it or any of its properties or assets are or may be bound, (c) require CIC to obtain any Consent from, make any filing or effect any registration with, or give notice to, any Governmental Authority or any other Person, or (d) conflict with, or result in any violation of, any Law or any order, writ, injunction, judgment or decree of any court, arbitrator or Governmental Authority that is applicable to the business, properties, assets or operations of CIC.
SECTION 5.4.          Litigation.  There is no Proceeding pending or, to the knowledge of CIC, threatened against or affecting CIC or its property or assets at law or in equity, or in any court or before any arbitrator or any foreign or United States federal, state or local Governmental Authority (i) in which an adverse decision could, either in any single case or in the aggregate, have a material adverse effect on the business, operations, prospects, financial condition or results of operations of the Company or (ii) which in any manner draws into question the validity of or otherwise affects the Transactions.
SECTION 5.5.          Investment Intent; Status of Investor.  CIC is acquiring the Securities for its own account, for investment purposes, and not with a view to any distribution thereof in violation of the Securities Act or any applicable state securities Laws.
SECTION 5.6.          Closing Funds.  On the Second Closing Date, CIC will have sufficient funds to make the required contribution to the Company set forth in Section 1.3(d).
SECTION 5.7.          Brokers, Finders, etc.  All negotiations relating to the Applicable Transaction Agreements and the Transactions have been carried on without the intervention of any Person acting on behalf of CIC in such manner as to give rise to a valid Claim against the Company or the Royale Parties for any broker’s or finder’s commission.

ARTICLE VI
 CONDITIONS TO THE SECOND CLOSING
SECTION 6.1.          Conditions to the Obligations of Each Party.  The obligations of each of the parties at the Second Closing shall be subject to the satisfaction on or prior to the Second Closing Date of the condition that no injunction, writ, temporary restraining order or any other order of any court or other Governmental Authority of competent jurisdiction shall have been entered and remain in effect that enjoins or prohibits any of the Transactions to be consummated at the Second Closing.
SECTION 6.2.          Conditions and Obligations of the Royale Parties.  The obligations of the Royale Parties at the Second Closing are subject to the satisfaction on or prior to the Second Closing Date of the conditions set forth below:
(a)          The Company and CIC shall have performed and complied with all covenants and agreements required by this Agreement to be performed and complied with by them prior to or on the Second Closing Date and the Company and CIC shall have executed and delivered a certificate to such effect to the Royale Parties;
(b)          The representations and warranties of the Company and CIC set forth in this Agreement shall be true and correct as of the Second Closing Date and the Company and CIC shall have executed and delivered a certificate to such effect to the Royale Parties;
(c)          The Company shall have executed and delivered the MSA;
(d)          The Company shall have executed and delivered the JOA;
(e)          The Company shall have executed and delivered the Well Participation Agreement; and
(f)          CIC shall have executed and delivered the Registration Rights Agreement.
SECTION 6.3.          Conditions to Obligations of CIC.  The obligations of CIC at the Second Closing are subject to the satisfaction on or prior to the Second Closing Date of the conditions set forth below:
(a)          The Company and the Royale Parties shall have performed and complied with all covenants and agreements required by this Agreement to be performed and complied with by them prior to or on the Second Closing Date and the Company and the Royale Parties shall have executed and delivered a certificate of such effect to CIC;
(b)          The representations and warranties of the Company and the Royale Parties set forth in this Agreement shall be true and correct as of the Second Closing Date and the Company and the Royale Parties shall have executed and delivered a certificate of such effect to CIC;
(c)          The Class C Members shall have executed and delivered the Company Agreement;
(d)          The Company and Royale shall have executed and delivered the MSA;

(e)          The Company and the Royale Parties shall have executed and delivered the JOA;
(f)          CIC shall have received an opinion from Strasburger & Price, LLP, Royale’s counsel, dated as of the Second Closing Date, in form and substance reasonably acceptable to CIC and addressing such legal matters as CIC may reasonably request;
(g)          Parent shall have executed and delivered the Warrant and the Registration Rights Agreement;
(h)          Parent shall have authorized and reserved for issuance the aggregate number of shares of Common Stock issuable upon the exercise of the Warrant;
(i)          CIC and its counsel shall have completed all business, legal, accounting, regulatory, insurance, environmental and other due diligence investigations of the Royale Parties and the Contributed Assets, the results of which shall be satisfactory to CIC in its sole discretion;
(j)          The Royale Parties shall have delivered to CIC original certificates representing all of the issued and outstanding shares of Matrix Oil Common Stock, accompanied by stock powers duly executed in blank;
(k)          All officers and directors of Matrix Oil shall have resigned;
(l)          The Company shall have entered into, or will enter into substantially simultaneously with the Second Closing, a new reserve based credit facility under the Legacy Credit Agreement with Legacy and the lenders from time to time party thereto, which shall contain terms and conditions satisfactory to CIC in its sole discretion;
(m)          Jonathan Gregory and any other officers of the Company designated by CIC shall have entered into employment agreements with the Company in forms satisfactory to CIC in its sole discretion;
(n)          The Royale Parties shall cause Arena and any other persons who have any Encumbrances (other than Permitted Encumbrances) on the Contributed Assets to execute releases of such Encumbrances and the Royale Parties shall deliver to CIC such releases in form and substance satisfactory to CIC including, without limitation, recordable mortgage releases and UCC termination statements;
(o)          The Royale Parties shall have obtained any and all material consents, Permits, approvals, registrations and waivers that are necessary for consummation of the Transactions and the transactions contemplated by this Agreement, all of which shall be in full force and effect;
(p)          The Royale Parties shall have delivered the Second Closing Balance Sheet and a list of all Liabilities, obligations under any contracts, agreements, leases, licenses, permits, applications, unfilled sales and purchase orders, invoices and other commitments that arise, and relate to a period, on or after February 28, 2018, of Matrix Oil in form and substance satisfactory to CIC; and
(q)          All required notices shall have been given and filings made, and, as the case may be, applicable waiting periods shall have expired without adverse action by, or all orders and Consents in the form required to consummate the Transactions contemplated by Article II shall have been received from, all necessary Governmental Authorities and third parties.
SECTION 6.4.          Conditions to the Company’s Obligations.  The obligations of the Company at the Second Closing are subject to the satisfaction on or prior to the Second Closing Date of the conditions set forth below:
(a)          Each Purchaser shall have performed and complied with all covenants and agreements required by this Agreement to be performed and complied with by such Purchaser at or prior to the Second Closing Date and such Purchaser shall have executed and delivered a certificate to such effect to the Company;
(b)          The representations and warranties of the Purchasers set forth in this Agreement shall be true and correct as of the Second Closing Date and such Purchaser shall have executed and delivered a certificate to such effect to the Company;
(c)          Royale shall have executed and delivered the MSA; and
(d)          The Royale Parties shall have executed and delivered the JOA.
ARTICLE VII
 CERTAIN COVENANTS AND AGREEMENTS
SECTION 7.1.          Covenants and Agreements Pending the Second Closing.  From the date hereof to the Second Closing Date:
(a)          The Royale Parties shall give the Company and CIC and their officers, directors, attorneys, accountants, advisors, consultants and representatives reasonable access to any books, records, documents and information in their possession relating to the properties and assets proposed to be acquired by the Company from the Royale Parties at or after the Second Closing; provided, however, that such due diligence review shall not unreasonably interfere with the operations of the Royale Parties.  The Royale Parties shall provide the Company and CIC and their officers, directors, attorneys, accountants, advisors, consultants and representatives with any additional information reasonably requested by them pertaining to (i) the financial position and operations of, the income derived from and the expenses associated with, the Royale Parties and Matrix Oil and (ii) the properties and assets proposed to be acquired by the Company from the Royale Parties at or after the Second Closing.
(b)          Each of the parties hereto shall use its reasonable efforts to cause all closing conditions set forth in Article VI that are within its control to be satisfied by the Second Closing Date.

(c)          Immediately upon becoming aware thereof, each of the parties hereto shall give detailed written notice to the other parties of the occurrence of, or the impending or threatened occurrence of, any event which would cause or constitute a Breach by such party, or would have caused or constituted a Breach by such party had such event occurred or been known prior to the date of this Agreement, of any of its respective covenants, agreements, representations, or warranties contained or referred to herein or in any document delivered in accordance with the terms hereof.
(d)          Immediately upon becoming aware thereof, each of the parties hereto shall notify each of the other parties of (i) any Proceeding to which any such party is named as a party or which is threatened against any such party in writing to the extent such Proceeding relates to any of the Transaction Agreements or affects the consummation of the Transactions, (ii) any order or decree or any complaint praying for an order or decree restraining or enjoining the performance of the terms of any of the Transaction Agreements or consummation of the Transactions, or (iii) any notice from any Governmental Authority of its intention to institute an investigation into, or to institute a Proceeding to restrain or enjoin the consummation of, any of the Transactions or to nullify or render ineffective any of the Transaction Agreements.
SECTION 7.2.          Further Assurances.  Each of the parties hereby agrees that, from time to time after each of the Closings, each of them shall execute, deliver, acknowledge, file and record, or cause to be executed, delivered, acknowledged, filed and recorded, such further agreements, instruments, certificates and other documents as may be required in order to consummate and make effective the Transactions.
SECTION 7.3.          Post-Closing Adjustments.  On or before the one hundred and twentieth (120th) day after the Second Closing Date, the Royale Parties shall prepare and deliver to the Company a statement (the “Final Settlement Statement”) setting forth each adjustment to the Adjusted Purchase Price in accordance with Section 2.4 above.  The Royale Parties shall prepare the Final Settlement Statement in accordance with this Agreement and with GAAP.  The Company shall be given copies of all supporting documentation utilized in connection with the preparation of the Final Settlement Statement when the Royale Parties deliver the Final Settlement Statement to the Company. On or before the forty-fifth (45th) day after receipt of the Final Settlement Statement, the Company shall have the right, but not the obligation, to deliver to the Royale Parties’ written notice of any objections by the Company to the Final Settlement Statement.  The Company’s notice shall include supporting documentation.  If the Company fails to deliver written notice of such objections within said time period, the Final Settlement Statement shall be deemed conclusively to be final and binding upon the Parties.  If the Company delivers written objections within said time period, the Final Settlement Statement shall be deemed conclusively to be final and binding with respect to all adjustments other than those described in the Company’s written objections.  The Company and the Royale Parties shall use their reasonable efforts in good faith to confer and resolve any objections within fifteen (15) days after the Royale Parties’ receipt of the Company’s notice of objections. If the Company and the Royale Parties resolve all objections, the adjusted Final Settlement Statement and the Adjusted Purchase Price shall be deemed conclusively to be final and binding upon the Parties. Any adjustments not resolved within said 15-day time period shall, be resolved pursuant to this Section 7.3.  In such case, each Party will within ten (10) Business Days from the expiration of the 15-day time period deliver to each other and  a nationally recognized accounting firm chosen by the Royale Parties and acceptable to CIC and the Company, which accounting firm has not been engaged by the Royale Parties or any of their Affiliates within the past ten (10) years), a notice setting forth in reasonable detail the amount and calculation of the adjustments to the proposed Final Settlement Statement and their proposed Adjusted Purchase Price. Within ten (10) Business Days after receiving such notices, such accounting firm shall choose the Adjusted Purchase Price from one of the notices and will in no way be empowered to choose a different value. With respect to any adjustments in the Final Settlement Statement, the “Settlement Date” shall be the date upon which such adjustments are deemed final and binding hereunder.  If the Adjusted Purchase Price is more than the Preliminary Amount, the Company shall pay the Royale Parties the amount of such difference.  If the Adjusted Purchase Price is less than the Preliminary Amount, the Royale Parties shall pay to the Company the amount of such difference. Any such payment by the Company or the Royale Parties hereunder shall be paid by wire transfer in immediately available funds on or before five (5) Business Days after the Settlement Date.
SECTION 7.4.          Matrix Oil Taxes.
(a)          The Royale Parties shall, with respect to Matrix Oil, at its sole cost and expense, timely prepare and file, or cause to be timely prepared and filed, all Tax Returns of Matrix Oil for any Pre-Closing Tax Period that are required to be filed before the Second Closing Date (the “Royale Prepared Returns”). Such Royale Prepared Returns shall be prepared in a manner consistent with existing procedures and practices and accounting methods, and, to the extent applicable, the conventions provided in.  At least 90 days prior to the due date of any Royale Prepared Return, the Royale Parties shall provide a draft of such Tax Return to the Company for its review and approval, which approval shall not be unreasonably withheld or delayed. The Royale Parties shall incorporate any reasonable comments made by the Company to such Royale Prepared Tax Return.  The Company shall be responsible for preparing and filing all Tax Returns of Matrix Oil that are due after the Second Closing Date.
(b)          For purposes of this Agreement, if any Matrix Oil Tax relates to a Straddle Period, the parties shall use the following conventions for determining the portion of such that relates to a Pre-Closing Tax Period and the portion that relates to a Post-Closing Tax Period:
(i) in the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount attributable to the Royale Parties’ Pre-Closing Tax Period shall equal the Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period;
(ii) in the case of all other Taxes (including income Taxes, sales Taxes, employment Taxes and withholding Taxes), the amount attributable to the Pre-Closing Tax Period shall be determined as if Matrix Oil or the Royal Parties filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending as of the close of business on the Closing Date using a “closing of the books methodology;” and

(c)          The Royale Parties shall be obligated to reimburse the Company with respect to any Matrix Oil Tax that is attributed to the Pre-Closing Tax Period, including but not limited to the amount determined pursuant to Section 7.4(b), and such reimbursement shall be made within 30 business days following notification from the Company with respect to the amount of such Taxes determined as due by the Company.
(d)          The Company shall control any audit or tax contest with respect to Matrix Oil; provided, however, that if a contest could give rise to an obligation on the part of the Royale Parties to reimburse the Company for a Matrix Oil Tax, the Royale Parties, at their sole cost and expense, shall be entitled to participate in any such contest.
SECTION 7.5.          Well Participation Agreement.  From and after the Second Closing, the Company and the Royale Parties shall execute and deliver a well participation agreement in form and substance reasonably acceptable to the Company and the Royale Parties and covering such matters relating to the drilling and completion of oil and gas wells in the Subject Areas as the Company and the Royale Parties shall mutually agree.
ARTICLE VIII
 SURVIVAL; INDEMNIFICATION
SECTION 8.1.          Survival of Representations, Warranties, Covenants and Agreements.  The representations and warranties contained in any of the Transaction Agreements or in any agreement, instrument, certificate or other document delivered pursuant to such agreements shall survive the Closings and the consummation of the Transactions.  The covenants and agreements set forth in any of the Transaction Agreements shall survive the Closings until fully performed in accordance with their terms.
SECTION 8.2.          Indemnification by the Company.  From and after the Closings, the Company shall indemnify and hold each Purchaser and its Affiliates and their respective officers, directors, managers, members, partners, employees and agents, harmless against any and all damages, losses, deficiencies, reductions in value, liabilities, obligations, commitments, costs or expenses, including legal and other expenses reasonably incurred in investigating and defending against the same (collectively, “Losses” and each a “Loss”) incurred by or imposed upon such Person resulting from (i) the Breach of any representation or warranty of the Company contained in this Agreement or in any other Applicable Transaction Agreement, (ii) any Breach of any agreement or covenant of the Company contained in this Agreement or in any other Applicable Transaction Agreement, (iii) the Company’s failure to satisfy or discharge the Assumed Liabilities, and (iv) to the fullest extent permitted by Law, any third party Claims asserted against any such Person which arise with respect to the business, assets or operations of the Company (other than any Claims asserted by any party against any Purchaser or its Affiliates under the terms of any of the Transaction Agreements), in each case, regardless of the sole or concurrent negligence or other fault of the Person entitled to indemnification hereunder.
SECTION 8.3.          Indemnification by Royale and CIC.
(a)          From and after the Closings, the Royale Parties shall, jointly and severally, indemnify and hold the Company, CIC and its Affiliates and their respective officers, directors,

managers, members, partners, employees and agents harmless against any and all Losses incurred by them resulting from (i) the Breach of any representation or warranty of either of the Royale Parties contained in this Agreement or in any other Applicable Transaction Agreement and (ii) any Breach of any agreement or covenant of either of the Royale Parties contained in this Agreement or in any other Applicable Transaction Agreement.  In addition, from and after the Closings, the Royale Parties shall, jointly and severally, indemnify and hold the Company, CIC and its Affiliates and their respective officers, directors, managers, members, partners, employees and agents harmless against any and all Losses incurred by them resulting from the Royale Parties’ failure to satisfy or discharge the Retained Liabilities.   The rights to indemnification provided for in this Section 8.3(a) shall apply regardless of the sole or concurrent negligence or other fault of the Person entitled to indemnification hereunder.
(b)          From and after the Closings, CIC shall indemnify and hold the Company and the Royale Parties and their respective officers, directors, employees and agents harmless against any and all Losses incurred by them resulting from (i) the Breach of any representation or warranty of CIC contained in this Agreement or in any other Applicable Transaction Agreement, (ii) any Breach of any agreement or covenant of CIC contained in this Agreement or in any other Applicable Transaction Agreement, and (iii) all Taxes of any member of any consolidated, affiliated, combined, or unitary group of which Matrix Oil is or was a member on or prior to the Closing Dates, including pursuant to Section 1.1502-6 of the regulations promulgated by the Department of the Treasury, or any similar state, local or foreign Law or regulation.  The rights to indemnification provided for in this Section 8.3(b) shall apply regardless of the sole or concurrent negligence or other fault of the Person entitled to indemnification hereunder.
SECTION 8.4.          Limitations on Amount – Royale Parties.  In the absence of fraud, securities fraud or willful or grossly negligent Breach of any of the representations, warranties, covenants or agreements made by the Royale Parties in this Agreement or any of the Transaction agreements in no event shall (a) any Losses under Section 8.3(a)(i) exceed the agreed value of the Contributed Assets and (b) the Royale Parties, CIC and the Company acknowledge and agree that the indemnification provisions in this Article VIII shall be the sole and exclusive remedy of the Royale Parties, CIC and the Company with respect to any and all Losses
SECTION 8.5.          Indemnification Procedures for Third Party Claims.  The following procedures shall be applicable with respect to the indemnification obligations of a party hereunder in respect of any Claims asserted or brought by any third parties, including any present or former employees of any party:
(a)          Promptly after receipt by the party seeking indemnification hereunder (the “Indemnitee”) of written notice of the assertion or the commencement of any Claim, whether by legal process or otherwise, with respect to any matter within the scope of Section 8.2 or Section 8.3, the Indemnitee shall give written notice thereof to the party from whom indemnification is to be sought hereunder (the “Indemnitor”); provided, however, that the failure of the Indemnitee to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of its indemnification obligations hereunder, unless such failure results in (i) a default judgment, (ii) the expiration of the time to answer a complaint or (iii) material prejudice to the Indemnitor’s defense of such Claim.  In the case of any such Claim brought against any Indemnitee, the Indemnitor shall be entitled to assume the defense thereof at its own cost and expense, with counsel reasonably satisfactory to the Indemnitee, by giving the Indemnitee written notice of its election to do so within 30 days after receipt of the notice provided for in this paragraph (a); provided, however, that the Indemnitor shall not be entitled to assume the defense if the Indemnitee shall have been advised by its counsel that there is one or more legal defenses available to it that are in addition to or in conflict with those available to the Indemnitor.  If the Indemnitor assumes the defense of any such Claim, it shall not settle such Claim without the prior written consent of the Indemnitee, unless such settlement does not require any payment or other action on the part of the Indemnitee and includes an unconditional release of the Indemnitee from all liability arising out of such Claim.  Notwithstanding the assumption by the Indemnitor of the defense of any Claim as provided in this Section 8.5, the Indemnitee shall be permitted to participate in the defense of such Claim, but the costs and expenses incurred in so participating (including fees and disbursements of counsel to the Indemnitee) shall be for the account of the Indemnitee.
(b)          If the Indemnitor shall fail to notify the Indemnitee of its election to assume the defense of any such Claim within the prescribed period of time, or shall not be entitled to assume the defense of any such Claim, then the Indemnitee shall control and conduct the defense of any such Claim, at the cost and expense of the Indemnitor, in which event it may do so in such manner as it may deem appropriate; provided, however, that it shall not settle any Claim which would give rise to liability on the part of the Indemnitor under this Article VIII without the prior written consent of the Indemnitor, which shall not be unreasonably withheld. The Indemnitor shall be permitted to participate in the defense of such Claim, but the costs and expenses incurred in so participating (including fees and disbursements of counsel to the Indemnitor) shall be for the account of the Indemnitor.
SECTION 8.6.          Release.  Effective upon the Second Closing Date, and without further action on the part of any party or other person, the Royale Parties and each of their Affiliates, jointly and severally, do hereby  release, acquit and forever discharge Matrix Oil from any and all liabilities, obligations, claims, demands, actions or causes of action arising from or relating to any event, occurrence, act, omission or condition occurring or existing on or prior to the Second Closing Date, including, without limitation, any claim for indemnity or contribution from Matrix Oil in connection with the obligations or liabilities of the Royale Parties hereunder.
ARTICLE IX
 DEFINITIONS
SECTION 9.1.          Certain Definitions.  For purposes of this Agreement, the terms set forth below shall have the following respective meanings:
“Applicable Transaction Agreements” means, with reference to a party to this Agreement, all Transaction Agreements to which such party is or is proposed to become a party (as contemplated by such Transaction Agreement).
“Arena ORI” Conveyance of Overriding Royalty Interest dated effective June 15, 2016, from Matrix Investments, LP, to Arena Limited SPC, LLC, as agent conveying an overriding royalty interests located in Los Angeles County California.

“Business Day” means each calendar day except Saturdays, Sundays and federal holidays.
“Breach” with respect to a representation, warranty, covenant, obligation, or other provision of this Agreement, the Transaction Agreements or  any document, instrument, contract or agreement executed and delivered in connection with the transactions contemplated by this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.
“Claim” means any demand, claim, cause of action or chose in action, right of recovery or right of set-off of any kind of character.
“Class B Designees” has the meaning set forth in the Company Agreement.
“Class C Member” has the meaning set forth in the Company Agreement.
“Class C Unit” has the meaning set forth in the Company Agreement.
 “Closings” means the First Closing and the Second Closing.
“Closing Dates” means the First Closing Date and the Second Closing Date.
“Condition of the Assets” has the meaning set forth in Section 2.3(e).
“Common Stock” means Parent’s common stock, par value $0.001 per share (together with any securities into which such shares may be reclassified).
“Contract” means any contract, agreement, arrangement, understanding or other instrument or obligation (whether oral or written, pending or executory).
“Diminished Value” means, with respect to any of the Contributed Assets identified in Exhibit B-1:
(a)          in the case of a complete failure of title to any such Contributed Asset, the agreed value of such Contributed Asset as set forth in Exhibit B-1 ;
(b)          in the event of a partial failure of title to any such Contributed Asset or other title defect that reduces the Net Revenue Interest of the Company with respect thereto, (x) the agreed value of the affected Contributed Asset as set forth in Exhibit B-1, multiplied by (y) a fraction, the numerator of which is the difference between (1) the Net Revenue Interest for such Contributed Asset set forth on Exhibit B-1, and (2) the actual Net Revenue Interest for such Contributed Asset (after adjusting for such failure of title or title defect) and the denominator of which is the Net Revenue Interest for such Contributed Asset set forth on Exhibit B-1;
(c)          in the event of a partial failure of title to any such Contributed Asset or other title defect that reduces the Net Acres of the Company with respect thereto (to the extent not already adjusted under paragraph (a) above), (x) the amount per Net Acre associated with such Contributed Asset as set forth in Exhibit B-1, multiplied by (y) the difference between (1) the Net Acres for such Contributed Asset set forth on Exhibit B-1, and (2) the actual Net Acres for such Contributed Asset;
(d)          in the event of a title defect that is an obligation, Encumbrance, burden or charge upon such Contributed Asset that is undisputed and liquidated in amount, the amount necessary to be paid to remove such title defect from the affected Contributed Asset; or
(e)          in the event of a title defect that is an obligation, Encumbrance, burden or charge upon or other defect in title to the affected Contributed Asset of a type not described in paragraphs (a), (b), (c) or (d) above, an amount to be determined on an equitable basis and after taking into account the agreed value of such Contributed Asset as set forth in Exhibit B-1, the legal effect of the title defect, the potential economic effect of the title defect and such other factors as are necessary to make a proper evaluation thereof.
“Effective Time” has the meaning set forth in Section 2.4.
“Encumbrance” means any Lien of any kind or character affecting title.
“Environmental Law” means any applicable United States federal, state or local Law relating to pollution, contamination of soils or groundwater, protection of the environment or protection of biological or cultural resources, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j.
“Equity Securities” means (i) with respect to any corporation, all shares, interests, participations or other equivalents of capital stock of such corporation, however designated, and any warrants, options or other rights to purchase or acquire any such capital stock and any securities convertible into or exchangeable or exercisable for any such capital stock, (ii) with respect to any partnership, all partnership interests, participations or other equivalents of partnership interests of such partnership, however designated, and any warrants, options or other rights to purchase or acquire any such partnership interests and any securities convertible into or exchangeable or exercisable for any such partnership interests, and (iii) with respect to any limited liability company, all units, interests, participations or other equivalents of membership interests of such limited liability company, however designated, and any warrants, options or other rights to purchase or acquire any such membership interests and any securities convertible into or exchangeable or exercisable for any such membership interests.
“Final Settlement Statement” has the meaning set forth in Section 7.3.
“Financial Statements” means the audited balance sheets of Royale as at December 31, 2017 and 2016, and the related audited statements of operations, stockholders’

equity and cash flows for the years then ended, and the audited consolidated balance sheets of Matrix Management as at December 31, 2016 and 2015, and the related audited consolidated statements of operations, stockholders’ equity and cash flows of Matrix Management for the years then ended, as provided to CIC and the Company.
“First Closing Securities” means the Securities to be issued at the First Closing.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.
“Indebtedness” has the meaning set forth in the Company Agreement.
“Interest” has the meaning set forth in the Company Agreement.
“Investment” means, with respect to any Person, any payment, loan, advance or contribution of any amount to any other Person or any agreement or commitment to do any of the foregoing, and in any event shall include (i) any direct or indirect purchase or other acquisition of any notes, obligations, instruments, Equity Securities or other securities or ownership interests (including joint venture interests) and (ii) any capital contribution to any other Person.
“JOA” means the Joint Operating Agreement in the form attached hereto as Exhibit C, pursuant to which the Company or any of its subsidiaries is designated as the operator of the oil and gas properties subject to the JOA.
“Leases” means oil, gas and mineral leases or, if the context requires, the oil, gas and mineral leases included in the Contributed Assets.
“Legacy” means LegacyTexas Bank, a Texas state bank, and its permitted successors and assigns.
“Legacy Credit Agreement” means a Credit Agreement to be dated as of the Second Closing Date by and between the Company, Legacy and the lenders from time to time party thereto in form and substance satisfactory to CIC and the Company, as amended, restated, supplemented or otherwise modified.
“Liabilities” means all Indebtedness and all other liabilities, obligations or commitments of any nature whatsoever, absolute or contingent, liquidated or unliquidated, primary or secondary, direct or indirect, accrued or unaccrued, matured or unmatured or otherwise, and whether or not required to be considered for purposes of compliance with GAAP.
“Lien” means, with respect to any properties or assets, any mortgage, pledge, hypothecation, assignment, security interest, lien, adverse claim, or encumbrance or security agreement or arrangement of any kind or character whatsoever in respect of such properties or assets.
“Marketable Title” means good and marketable title, free and clear of all Encumbrances other than Permitted Encumbrances.
“Material Adverse Effect” means any act, event, condition, or circumstance which could materially and adversely affect (a) the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Royale Parties with respect to the Contributed Assets; (b) the ability of either of the Royale Parties to perform its obligations under this Agreement or any Transaction Agreement; or (c) the legality, validity, binding effect or enforceability against either of the Royale Parties of this Agreement or any Transaction Agreement.
“Matrix Merger Agreement” that certain Amended and Restated Agreement and Plan of Merger, dated effective as of December 31, 2016, among Royale, Parent, Royale Merger Sub, Inc., a California corporation, Matrix Merger Sub, Inc., a California corporation, and Matrix Management.
“Matrix Oil” means Matrix Oil Corporation, a California corporation.
“Matrix Oil Common Stock” means common stock, no par value, of Matrix Oil.
“Matrix Oil Tax” means any Tax for which Matrix Oil is responsible to pay, including any fees and expenses incurred by the Company with respect to the determination of such tax, including pursuant to a tax contest.
“Merger” means the merger and other transactions contemplated by the Matrix Merger Agreement.
“MSA” means the Management Services Agreement in the form attached hereto as Exhibit D, pursuant to which Royale will provide certain administrative and other services to the Company in exchange for the payments specified in the MSA.
“Net Acres” means, as computed separately with respect to each Lease, (i) the number of gross acres in the lands covered by such Lease, multiplied by (ii) the undivided percentage interest in oil, gas and other minerals covered by such Lease in such lands, multiplied by (iii) the Company’s Working Interest in such Lease.
“Net Revenue Interest” means the percentage interest in and to all production of oil, gas and other minerals saved, produced and sold from any well or lease after giving effect to all valid lessors’ royalties, overriding royalties, production payments and/or other similar burdens on or measured by the production of oil and gas.
“Oil and Gas Interests” means (i) oil, gas and mineral leases, leasehold interests, mineral fee interests, royalty and overriding royalty interests, production payments, and all rights and interests in lands and leases pooled, unitized, or communitized therewith, (ii) wells or future wells located on a lease or on lands pooled, unitized, or communitized therewith, (iii) oil, gas or mineral unitization, pooling, operating, or communitization agreements, declarations, or orders, and the units created thereby, (iv) all oil, gas well gas, casinghead gas, condensate, or other substances produced incident therewith and all components of any of them produced from or allocated to the Contributed Assets on and after the date of this Agreement, (v) all assignments, oil and gas sales, purchase, transportation, gathering, balancing, exchange, marketing and processing contracts, casinghead gas contracts, operating agreements, area of mutual interest agreements, joint venture agreements, acreage contribution agreements, farmout agreements, farmin agreements, participation agreements, saltwater disposal agreements, water injection agreements, line well injection agreements, hydrocarbon storage agreements, facilities or equipment leases, drilling contracts, road use agreements, surface use agreements, rights of way, servitudes, easements, licenses, permits, surface leases, and other related agreements and instruments or (vi) all of the personal property, fixtures, movable and immovable property and improvements located on or connected to, used or held for use with respect to any leases, wells or rights of way, including, but not limited to, all pipelines and gathering systems used in connection with any leases, wells or rights of way.
“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation or organization and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, organization, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization, in each case, as in effect on the date hereof.
“Parent” means Royale Energy, Inc. (f/k/a Royale Energy Holdings, Inc.), a Delaware corporation.
“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.
“Permitted Encumbrances” means any of the following:
(a)          lessors’ royalties, overriding royalties, reversionary interests and other burdens to the extent that they do not, individually or in the aggregate, reduce the Royale Parties’

(or the Company’s) Net Revenue Interest below that shown in Exhibit B-1 or increase the Royale Parties’ (or the Company’s) Working Interest above that shown in Exhibit B-1 without a corresponding increase in the Net Revenue Interest;
(b)          all leases, unit agreements, pooling agreements, operating agreements, production sales contracts, division orders and other contracts, agreements and instruments applicable to the Leases, including provisions for penalties, suspensions or forfeitures contained therein, to the extent that they do not, individually or in the aggregate, reduce the Royale Parties’ (or the Company’s) Net Revenue Interest below that shown in Exhibit B-1 or increase the Royale Parties’ (or the Company’s) Working Interest above that shown in Exhibit B-1 without a corresponding increase in the Net Revenue Interest;
(c)          preferential purchase rights which have been waived or with respect to which the appropriate time periods for asserting the rights have expired;
(d)          third-party Consent requirements and similar restrictions with respect to which waivers or Consents are obtained from the appropriate parties prior to the Second Closing Date or for which the appropriate time period for asserting the right has expired;
(e)          Liens for Taxes or assessments that are not yet due or not yet delinquent or, if delinquent, are not material and are being contested in good faith by appropriate Proceedings;
(f)          materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar Liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, are not material and are being contested in good faith by appropriate Proceedings;
(g)          all requirements that Consents be obtained, by required notices to, filings with, or other actions by Governmental Authorities in connection with the contribution, transfer and conveyance of the Leases, if such consents are customarily obtained subsequent to the transfer and conveyance;
(h)          rights of reassignment arising upon final intention to abandon or release the properties covered by the Leases, or any of them;
(i)          easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations;
(j)          all rights reserved to or vested in any Governmental Authority to control or regulate any of the properties covered by the Leases in any manner and all obligations and duties under all applicable Laws of any such Governmental Authority or under any franchise, grant, license or permit issued by any Governmental Authority;
(k)          any Encumbrances, claims, obligations or defects identified in Schedule 9.1; or
(l)          any other Encumbrances, claims, obligations or defects which do not, individually or in the aggregate, materially detract from the value of or materially interfere with the use or ownership of the Lease subject thereto or affected thereby (as currently used or owned) and which would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating similar Leases.
“Person” means any individual, corporation, limited liability company, partnership, association, trust or any other entity or organization of any kind or character, including any Governmental Authority.

“Post-Closing Tax Period” means any taxable period that begins after the Second Closing Date.
“Pre-Closing Tax Period” means any taxable period that ends on or before the Second Closing Date.
“Proceeding” means any investigation, action, suit, arbitration or other legal proceeding, whether civil or criminal.
“Production Burdens” means all royalty interests, overriding royalty interests, production payments, net profit interests or other similar interests that constitute a burden on, and are measured by or are payable out of, the production of Hydrocarbons or the proceeds realized from the sale or other disposition thereof.
“Property Costs” has the meaning set forth in Section 2.4(a)(i).
“Production Taxes” means the ad valorem, severance, production, property or similar taxes and assessments attributable to the Contributed Assets (specifically excluding any federal income taxes and state income and franchise taxes).
“Records” means all books, records and other documentation, both written and electronic, customarily used to conduct an oil and gas exploration and development business.
“Registration Rights Agreement” means a Registration Rights Agreement in the form attached hereto as Exhibit F, pursuant to which Parent will agree to provide certain registration rights under the Securities Act, and the rules and regulations promulgated thereunder.
“Related Property and Records” means (i) personal property, improvements, lease and well equipment, pipelines, pumps, sulfur recovery facilities, dehydration facilities, treating facilities, valves, meters, separators, tanks, tank batteries, and other fixtures located on attributable to, or used in connection with any Oil and Gas Interests and (ii) lands and lease files, abstracts and title opinions, production records, well files, accounting records, tax records related to production taxes, ad valorem taxes and property taxes, seismic records and surveys, gravity maps, electric logs, engineering, geological or geophysical maps, data, and Records, and other files, documents, and Records related to any Oil and Gas Interests.
“Release” means the active or passive spilling, emitting, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the indoor or outdoor environment.
“Rights of Way” means consents, easements, rights of way and Permits.
“S-4 Registration Statement” means the registration statement on Form S-4, as amended, filed pursuant to the Securities Act filed on behalf of Parent, with respect to the transactions contemplated by the Matrix Merger Agreement.
“SEC” means the U.S. Securities and Exchange Commission.

“SEC Filings” means all reports, schedules, registration statements (including, without limitation, the S-4 Registration Statement) and definitive proxy statements that Parent and its Subsidiaries were required to file with the SEC since October 6, 2017.
“Second Closing Balance Sheet” means a balance sheet of Matrix Oil dated as of March 31, 2018 prepared from the Records of Matrix Oil in accordance with GAAP (except for the absence of footnotes) that, among other things, (a) accurately reflects all liabilities of Matrix Oil (including, without limitation all accounts and other amounts payable by Matrix Oil) as of the date thereof and (b) sets forth all accounts and other amounts receivable which represent valid obligations arising from sales actually made or services actually performed by Matrix Oil in the ordinary course of business and which are current and collectible.
“Second Closing Securities” means the Securities to be issued by the Company at the Second Closing Date.
“Securities” means the Interests to be acquired by the Purchasers from the Company pursuant to this Agreement.
“Securities Act” means the Securities Act of 1933, as amended.
“Settlement Date” has the meaning set forth in Section 7.3.
“Straddle Period” shall mean any taxable period that includes, but does not end on, the Second Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, partnership or other entity (i) of which Equity Securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other similar managing body of such corporation, partnership or other entity or having the right to receive more than 50% of the distributions to be made by such corporation, partnership or other entity (either generally or upon liquidation of such corporation, partnership or other entity) are at the time owned by such Person or (ii) the management of which is otherwise Controlled, directly or indirectly, through one or more intermediaries by such Person.
“Sunny Frog” means Sunny Frog Oil LLC, a Delaware limited liability company.
“Sunny Frog Assignment” means the assignment and assumption agreement and all other agreements, certificates, instruments and documents evidencing the assignment of the Sunny Frog Purchase Agreement from Royale to the Company.
“Sunny Frog Purchase Agreement” means that certain Purchase and Sale Agreement entered into effective as of November 27, 2017, as amended on December 29, 2017, February 23, 2018 and March 30, 2018, between Sunny Frog and Royale, which is to be assigned to the Company from Royale pursuant to the Sunny Frog Assignment.
“Tax” or “Taxes” means all taxes, including income tax, surtax, margin tax, remittance tax, presumptive tax, net worth tax, special contribution, production tax, pipeline transportation tax, value added tax, withholding tax, gross receipts tax, windfall profits tax, profits tax, severance tax, personal property tax, ad valorem tax, real property tax, sales tax, service tax, transfer tax, use tax, excise tax, premium tax, customs duties, stamp tax, motor vehicle tax, entertainment tax, insurance tax, capital stock tax, franchise tax, occupation tax, payroll tax, employment tax, social security, unemployment tax, disability tax, alternative or add-on minimum tax, estimated tax, and any other assessments, duties, fees, levies or other charges imposed by a Governmental Authority, together with any interest, fine or penalty thereon, or in addition thereto.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Transaction Agreements” means this Agreement, the Company Agreement, the JOA, the MSA, the Sunny Frog Assignment and any other documents to be executed and delivered in connection with the consummation of the transactions contemplated hereby (including the Special Warranty Deeds and other instruments to be executed pursuant to Article II).
“Transactions” means the transactions contemplated by the Transaction Agreements or, to the extent such term is used with reference to a specific party, the transactions to be consummated by such party pursuant to the Applicable Transaction Agreements.
 “Warrant” means a warrant in the form attached hereto as Exhibit E to purchase an aggregate of 4,000,000 shares of Common Stock (the “Warrant Shares”) at an initial exercise price of $0.01 per Warrant Share.
“Working Interest” means the percentage interest in the full and entire fee and leasehold estate in any property and all rights and obligations of every kind and character pertinent thereto or arising therefrom, without regard to any valid lessor royalties, overriding royalties, production payments and/or other burdens against production insofar as said interest in said leasehold is burdened with the obligation to bear and pay the cost of exploration, development and operation.
SECTION 9.2.          Other Defined Terms.  Each of the terms in the table below has the meaning set forth in the provision of this Agreement identified opposite such term in such table.  All other capitalized terms used herein without definition have the respective meanings assigned to them in the Company Agreement.
Term	Provision
Adjusted Purchase Price	Section 2.4
Agreement	Introductory paragraph
Arena	Section 1.6
Assumed Contracts	Section 2.2
Assumed Liabilities	Section 2.2
CIC	Introductory paragraph
Closings	Section 1.2(a)
Closing Date	Section 1.2(a)

Company	Introductory paragraph
Company Agreement	Recitals
Consent	Section 3.3
Condition of the Properties	Section 2.2
Contributed Assets	Section 2.1
First Closing	Section 1.2(a)
First Closing Date	Section 1.2(a)
Indemnitee	Section 8.5(a)
Indemnitor	Section 8.5(a)
Losses	Section 8.2
Preliminary Amount	Section 1.5(c)
Preliminary Settlement Statement	Section 1.5(c)
Purchase Price	Section 2.4
Purchasers	Introductory paragraph
Retained Liabilities	Section 2.3
Royale Parties	Introductory paragraph
Subject Area	Section 2.1(a)
Sunny Frog Special Warranty Deeds	Section 1.4(a)(i)
Contributed Assets Special Warranty Deeds	Section 1.5(a)(i)
Second Closing	Section 1.2(c)
Second Closing Date	Section 1.2(c)
Surface Rights	Section 2.1
Target Liabilities	Section 4.22(c)
ARTICLE X
 MISCELLANEOUS
SECTION 10.1.          Publicity.  Except as permitted by this Section 10.1, each party agrees to keep the terms of this Agreement confidential.  Each party agrees that it will not make any press release or other form of public announcement with respect to the Transactions without the approval of the other parties except as required by Law or the rules and regulations of any self-regulating organization.  The parties shall promptly advise and cooperate with each other prior to issuing, or permitting any of its officers, directors, partners, managers, members, employees or agents to issue, any press release or other form of public announcement with respect to the Transactions.
SECTION 10.2.          Termination.  This Agreement may be terminated at any time prior to the Second Closing by:
(a)          mutual consent of each of the parties; or
(b)          CIC, upon the failure of the Company or any of the Royale Parties, as applicable, to perform or comply in any material respect with its covenants or agreements contained herein or if any representation or warranty of the Company or either of the Royale Parties, as applicable, contained herein shall not be true and correct in all material respects and

CIC reasonably estimates that the Losses with respect thereto equal or exceed $250,000 in the aggregate.
The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms thereof, and, accordingly, the parties agree that, in the event the Royale Parties fail to consummate the Second Closing on or prior to April 13, 2018, CIC shall be entitled to injunctive relief to prevent a Breach of the terms and provisions of this Agreement and to obtain specific performance of such terms, in addition to any other remedy now or hereafter available at law or in equity or otherwise.
SECTION 10.3.          Fees and Expenses.  Fees and expenses in connection with this Agreement or the Transactions shall be borne and paid as set forth in the Company Agreement.
SECTION 10.4.          Notices.  Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described: (i) if given by personal delivery, then such notice shall be deemed given upon such delivery and (ii) if given by overnight air courier, then such notice shall be deemed given one business day after delivery to such carrier with written confirmation of successful delivery.  All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party:
If to the Company:
RMX Resources, LLC
3879 Maple Avenue
Suite 400
Dallas, Texas 75219
Attention: Chris Cowan

With a copy to:
Jackson Walker L.L.P.
2323 Ross Ave., Suite 600
Dallas, Texas 75201
 Attention: Jeffrey M. Sone, Esq.

If to the Royale Parties:
Royale Energy, Inc.
1870 Cordell Ct. Suite 210
El Cajon, California 92020
Attention: Chairman

With a copy to (which shall not constitute notice):
Strasburger & Price, LLP
720 Brazos Street, Suite 700
Austin, Texas 78701
Attention: Lee Polson, Esq.

If to CIC:
CIC RMX LP
3879 Maple Avenue
Suite 400
Dallas, Texas 75219
Attention: Chris Cowan

With a copy to (which shall not constitute notice):
Jackson Walker L.L.P.
2323 Ross Ave., Suite 600
Dallas, Texas 75201
Attention: Jeffrey M. Sone, Esq.

SECTION 10.5.          Amendment; Waivers.  This Agreement may be amended only by a written instrument duly executed and delivered on behalf of each of the parties. Compliance with any term or provision hereof may be waived only by a written instrument executed by each party entitled to the benefits of the same.  No failure to exercise any right, power or privilege granted hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege granted hereunder.
SECTION 10.6.          Parties in Interest; Assignment.  This Agreement shall be binding upon the parties and their respective successors and assigns and shall inure to the benefit of the parties and the other Persons entitled to indemnification under the terms of Article VIII and their respective successors, assigns and legal representatives.  Neither this Agreement nor any rights or obligations hereunder may be assigned by any party, without the prior written consent of each of the other parties hereto.
SECTION 10.7.          No Third Party Beneficiaries.  Nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto and the other Persons who are entitled to indemnification under the terms of Article VIII, any legal or equitable right, remedy or Claim under or in respect of this Agreement or any provision contained herein.
SECTION 10.8.          Severability.  In the event that any one or more of the terms or provisions contained in this Agreement shall be held to be invalid, illegal or unenforceable for any reason, the validity, legality or enforceability of all other terms and provisions of this Agreement shall not be affected.

SECTION 10.9.          Rules of Construction.  The Article and Section headings in this Agreement are for convenience of reference only, do not constitute a part of this Agreement and shall limit, extend or otherwise affect the meaning or interpretation of the terms and provisions of this Agreement.  In this Agreement, unless the context otherwise requires, words in the singular number or in the plural number shall each include the singular number and the plural number, as the context may require.  All references herein to dollar amounts are in United States dollars.  The terms “herein,” “hereunder,” “hereto” and similar terms refer to this Agreement generally and not to any one Article or Section of this Agreement, unless the context otherwise requires and the terms “include” or “including” or similar derivations are without limitation. Each of the parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has had the benefit of the advice of said independent counsel.  Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of all of the parties and may not be construed against any party by reason of its preparation by such party.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.
SECTION 10.10.          Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto), together with the other Transaction Agreements, constitute the entire agreement and understanding between the parties with respect to the Transactions and cancel, merge and supersede all prior and contemporaneous oral or written agreements, representations and warranties, arrangements and understandings relating to the subject matter hereof and thereof.
SECTION 10.11.          Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Texas, without regard to any principles of conflicts of laws that would require the application of the Laws of any other jurisdiction.
SECTION 10.12.          Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement or any of the other Transaction Agreements were not performed in accordance with the terms hereof or thereof.  Accordingly, the parties agree that each of them shall be entitled to injunctive relief to prevent Breaches of the terms and provisions of this Agreement any of the other Transaction Agreements and to obtain specific performance of such terms, in addition to any other remedy now or hereafter available at law or in equity or otherwise.
SECTION 10.13.          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.
[Remainder of page intentionally left blank.  Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.
RMX RESOURCES, LLC

By:
Name:
Title:

ROYALE ENERGY, INC.

By:
Name:
Title:

ROYALE ENERGY FUNDS, INC.

By:
Name:
Title:

MATRIX OIL MANAGEMENT CORPORATION

By:
Name:
Title:

CIC RMX LP

By: CIC RMX GP LLC, General Partner

By:
Name:
Title:

Signature Page of Subscription and Contribution Agreement

EXHIBIT A-1
 FORM OF SUNNY FROG SPECIAL WARRANTY DEEDS
[See attached document]
EXHIBIT A-1

EXHIBIT A-2
 FORM OF CONTRIBUTED ASSETS SPECIAL WARRANTY DEEDS
[See attached document]
EXHIBIT A-2

EXHIBIT B-1
 OIL AND GAS INTERESTS
[See attached document]
EXHIBIT B-1

EXHIBIT B-2
JOINT OPERATING, AREA OF MUTUAL INTEREST
 AND FARMIN AGREEMENTS
[See attached document]
EXHIBIT B-2

EXHIBIT B-3
 SEISMIC DATA, LICENSES AND ACCESS RIGHTS
[See attached document]
EXHIBIT B-3

EXHIBIT B-4
 ASSUMED CONTRACTS
[See attached document]
EXHIBIT B-4

EXHIBIT B-5
 OTHER PROPERTIES, ASSETS, RIGHTS, INTERESTS AND ENTITLEMENTS
[See attached document]

EXHIBIT B-5

EXHIBIT B-6
 SURFACE RIGHTS

[See attached document]

EXHIBIT B-6

EXHIBIT B-7
 PIPELINES

[See attached document]

EXHIBIT B-7

EXHIBIT B-8
 EXCLUDED ASSETS

[See attached document]

EXHIBIT B-8

EXHIBIT C
 FORM OF JOINT OPERATING AGREEMENT
[See attached document]
EXHIBIT C-1

EXHIBIT D
 FORM OF MANAGEMENT SERVICES AGREEMENT
[See attached document]

EXHIBIT D-1

EXHIBIT E
 FORM OF WARRANT
[See attached document]

EXHIBIT E-1

EXHIBIT F
 FORM OF REGISTRATION RIGHTS AGREEMENT
[See attached document]

EXHIBIT F-1

EXHIBIT G
 FORM OF WELL PARTICIPATION AGREEMENT
[See attached document]

EXHIBIT G-1